Exhibit 10.3

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

GREENPAC HOLDING LLC

i

[REDACTED]

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of Greenpac Holding LLC, a Delaware limited liability company (the “Company”), is made effective as of June 24, 2011 by and among the undersigned (individually a “Member” and collectively the “Members”).

RECITALS

WHEREAS, the Members have caused a Certificate of Formation for the Company to be filed with the Delaware Secretary of State in order to form the Company.

WHEREAS, the parties hereto desire to set forth the terms and provisions governing the rights and obligations of the Members and the administration of the Company.

WHEREAS, the Members have agreed to contribute to the capital of the Company the money required to be contributed under Article IV and listed on Schedule A to this Agreement and the Members will be issued the Common Units in the Company described on Schedule A to this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereafter set forth and for all good and valuable consideration the receipt and sufficiency of which is acknowledged, each Member agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

In addition to other terms defined in this Agreement, the following terms shall have the following respective meanings for purposes of this Agreement:

“Acceptable Credit Support” has the meaning set forth in the Project Debt Financing Documents.

“Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Tax Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and

(b) Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1 (b)(ii)(d)(5) and 1.704-1 (b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1 (b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. For purposes of this definition, the terms “controls”, “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect more than fifty percent (50%) of the directors, managers, general partners or Persons exercising similar authority with respect to such Person.

“Agreement” means this Limited Liability Company Agreement.

“Applicable Tax Rate” has the meaning set forth in Section 7.3.

“Bankruptcy Law” means any Law concerning bankruptcy, insolvency, reorganization, liquidation, winding up or composition for adjustment of debts, or other similar relief of debtors, including Title 11 of the United States Code, as amended.

“Board of Managers” means the board of managers of the Company described in Section 8.1; provided, however, that the Board of Managers shall not include the Independent Manager.

“Bridge Default Unit Transfer” has the meaning set forth in Section 14.3.

“Bridge Loan Administrative Agent” means Caisse de dépôt et placement du Québec or such other Person as may be designated from time to time as administrative agent for the lenders under the Bridge Loan Documents.

“Bridge Loan Documents” means all loan or credit agreements, promissory notes, guaranties, security agreements, pledge agreements, and other documents and instruments executed in connection with the Bridge Loan Financing, as such may be amended, restated or otherwise modified from time to time in accordance with their terms.

“Bridge Loan Financing” means the credit facility provided to the Company by Caisse de depot et placement du Quebec or an affiliate thereof and Cascades USA Inc. or an affiliate thereof in an original principal amount not to exceed $61,000,000 plus capitalized interest, for purposes of funding a portion of the Project.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with this Agreement.

“Capital Call” has the meaning set forth in Section 4.2(b).

“Capital Commitment” means, with respect to any Member, the aggregate amount that such Member is obligated to contribute to the capital of the Company as specified on Schedule A.

“Capital Commitment Default” has the meaning set forth in Section 4.2(e).

“Capital Contribution” means any contribution by a Member to the capital of the Company in cash or other property or a promissory note or other obligation to contribute cash or other property, whether hereunder, under the Contribution Agreement or otherwise.

“Cash Available for Distribution” has the meaning set forth in Section 7.1.

“Cause” means, with respect to the Independent Manager, (i) acts or omissions by such Independent Manager constituting fraud, dishonesty, negligence, misconduct or other deliberate action which causes injury to the Company or an act by such Independent Manager involving moral turpitude or a serious crime or (ii) that the Independent Manager no longer meets the definition of “Independent Manager” set forth in this Agreement.

“CDPQ” means CDPQ Investment GML Inc., a Delaware corporation.

“CDPQ Preferred Convertible Note” has the meaning set forth in the Equityholders Agreement.

“CDPQ Preferred Liquidation Amount” means an amount equal to (i) the Unpaid CDPQ Put Price, as defined in the Equityholders Agreement, minus the full amount of any portion of the Unpaid CDPQ Put Price already paid by the Company pursuant to the provisions of this Agreement and the Equityholders Agreement, plus (ii) any accrued but unpaid CDPQ Preferred Return.

“CDPQ Preferred Return” means “CDPQ Preferred Return”, as defined in the Equityholders Agreement.

“CDPQ Preferred Units” means the class of Units with the rights and preferences specified by this Agreement for such class.

“Certificate” means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware on November 15, 2010, as it may from time to time be amended.

“Change in Ownership Event” means with respect to the Company, (i) the consummation of a merger or consolidation of the Company with or into another entity or any other reorganization, if the Members immediately prior to such transaction cease to hold 50% or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization; (ii) the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets; (iii) any transaction or series of related transactions as a result of which any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Membership Interest” means the ownership interest of a Member with respect to the Common Units of the Company expressed as a percentage equal to a Member’s Common Units divided by the total number of outstanding Common Units. For purposes of clarification, in determining the number of Common Units held by a Member, and its corresponding Common Membership Interest, Common Units shall include all Common Units (including all Common Units that have been issued upon conversion of any Convertible Contribution Note) held or outstanding, as applicable, but shall not include any Common Units that may be issuable under (but not yet issued upon conversion of) outstanding Convertible Contribution Notes.

“Common Units” means the class of Units with the rights and preferences specified by this Agreement for such class.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“Confidential Information” has the meaning set forth in Section 3.2(a).

“Contingent Credit Support Requirement” has the meaning set forth in the Credit Agreement; provided, however, that the aggregate amount of the Contingent Credit Support Requirement shall not, at any time, exceed $20,000,000.

“Contingency Funding Capital Call” has the meaning set forth in Section 4.3(d).

“Contingency Funding Contribution” means any Excess Capital Contribution or Excess Funding Contribution that a Member makes pursuant to Section 4.3 (or is deemed to have made pursuant to Section 3.5), that is used to fund any portion of, or to otherwise reduce the required amount of, the Contingent Credit Support Requirement under the Project Debt Financing Documents.

“Contract” means any contract, subcontract, agreement, lease, option, note, bond, mortgage, indenture, deed of trust, guarantee, license, franchise, permit, purchase order, arrangement, transaction, commitment, undertaking and understanding of every kind, written or oral.

“Contribution Agreement” means the Contribution Agreement, dated as of June 24, 2011, among the Company and the Members, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Convertible Contribution Note” means each “Contribution Note” (as defined in the Contribution Agreement) that may be issued from time to time by the Company to a Member pursuant to the Contribution Agreement, whether such Note is a Proportionate Note or an Additional Note (each as defined in the Contribution Agreement). The term “Convertible Contribution Note” does not include any “PIK Interest Note” (as defined in the Contribution Agreement) that may be issued from time to time by the Company under the Contribution Agreement.

“Credit Agreement” means the Credit Agreement, by and among Greenpac Mill, General Electric Capital Corporation, as Agent, KfW IPEX - Bank GmbH, as ECA Agent, the Lenders, ECA Lenders and the other parties thereto, as amended, modified, replaced, restated or amended and restated from time to time.

“Defaulting Member” has the meaning set forth in Section 4.2(e).

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to the Company’s assets for such year or other period for federal income tax purposes, except that if the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation with respect to such asset will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such year is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Designated Related Party Contracts” means, collectively, the Management Agreement, the Paper Supply Agreements, the Bridge Loan Documents and the Contracts identified on Schedule D.

“Distribution” means any transfer of money or other property to a Member, in such Member’s capacity as a Member, from the Company, including without limitation, distributions in connection with a Change in Ownership Event. For purposes of this Agreement, property is to be valued at its fair market value on the date of transfer as determined by the Board of Managers in good faith.

“Equityholders Agreement” means that certain Equityholders Agreement dated the date hereof, by and among the Company and the Members, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Excess Capital Calls” has the meaning set forth in Section 4.3(a).

“Excess Capital Contributions” has the meaning set forth in Section 4.3(a).

“Excess Funding Adjustment Date” has the meaning set forth in Section 4.5(a).

“Excess Funding Amounts” has the meaning set forth in Section 4.4.

“Excess Funding Contributing Member” has the meaning set forth in Section 4.4.

“Excess Funding Contribution” has the meaning set forth in Section 4.4.

“Excess Funding Declination” has the meaning set forth in Section 4.4.

“Excess Funding Declining Member” has the meaning set forth in Section 4.4.

“Excess Funding Shortfall” has the meaning set forth in Section 4.4.

“Facility” means the linerboard mill capable of manufacturing large volumes of recycled linerboard annually to be constructed, owned and operated by Greenpac Mill and located on Royal Avenue in Niagara Falls, New York.

“Greenpac Member” means Greenpac Member LLC, a Delaware limited liability company, which is a wholly-owned subsidiary of the Company.

“Greenpac Member Cash Flow Distributions” means “Greenpac Member Cash Flow Distributions” (as defined in the Greenpac Member LLC Agreement) that the Company receives from Greenpac Member pursuant to the provisions of the Greenpac Member LLC Agreement.

“Greenpac Member LLC Agreement” means the Limited Liability Agreement, dated as of June 24, 2011, of Greenpac Member, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Greenpac Mill” means Greenpac Mill, LLC, a Delaware limited liability company, which is a wholly-owned subsidiary of Greenpac Member.

“Greenpac Mill LLC Agreement” means the First Amended and Restated Limited Liability Agreement, dated as of June 24, 2011, of Greenpac Mill, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset (computed without taking Code Section 7701(g) into account) without reduction for liabilities, as reasonably determined in good faith by the Board of Managers;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values without reduction for liabilities, as reasonably determined in good faith by the Board of Managers taking Section 7701(g) of the Code into account, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value without reduction for liabilities of such asset on the date of distribution (computed without taking Code Section 7701(g) into account) as reasonably determined in good faith by the Board of Managers; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation 1.704-1(b)(2)(iv)(m) and Section 6.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the Board of Managers determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Indemnified Party” has the meaning set forth in Section 15.2.

“Independent Manager” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent manager services, another nationally recognized company, if required pursuant to the Project Debt Financing Documents, reasonably approved by the Senior Lender, in each case that is not an Affiliate of either the Company or the Management Company and that provides professional independent manager and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(i) a member, partner, equityholder, manager, director, officer or employee of the Company, the Member, or any of their respective equityholders or Affiliates (other than as an Independent Manager of the Company or an Affiliate of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional independent manager services in the ordinary course of its business);

(ii) a creditor, supplier or service provider (including the Management Company, its directors, officers and employees and any provider of professional services) to the Company, or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent manager and other corporate services to the Company or any of its equityholders or Affiliates in the ordinary course of its business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural Person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Manager of a Special Purpose Entity affiliated with the Company shall be qualified to serve as an Independent Manager of the Company, provided that the fees that such Person earns from serving as Independent Manager of Affiliates of the Company in any given year constitute in the aggregate less than five percent (5%) of such Person’s annual income for that year.

“Insolvency Action” means

(i) commencing any case, proceeding or other action on behalf of the Company, Greenpac Member or Greenpac Mill under any existing or future Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors;

(ii) instituting proceedings to have the Company, Greenpac Member or Greenpac Mill adjudicated as bankrupt or insolvent;

(iii) consenting to the institution of bankruptcy or insolvency proceedings against the Company, Greenpac Member or Greenpac Mill;

(iv) filing a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of any of the Company, Greenpac Member or Greenpac Mill of its debts under any federal or state Law relating to bankruptcy;

(v) seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for any of the Company, Greenpac Member or Greenpac Mill or a substantial portion of either such Person’s properties; or

(vi) making any assignment for the benefit of Greenpac Member’s or Greenpac Mill’s creditors or the Company’s creditors, except security interests granted pursuant to the Project Debt Financing Documents or the Bridge Loan Documents.

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“Law” means any federal, state, local, foreign or other constitution, statute, treaty, ordinance, rule, regulation, regulatory or administrative guidance, principle of common law or equity, order, or other law, requirement or standard promulgated by any governmental authority.

“LLC Act” means the Delaware Limited Liability Company Act.

“Management Agreement” means that certain Management Agreement by and among Greenpac Mill, Greenpac Member, the Company and the Management Company dated as of June 24, 2011, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Management Company” means Norampac Industries, Inc. or such other manager as may be determined pursuant to the Management Agreement.

“Manager” means a member of the Board of Managers.

“Manager Votes” has the meaning set forth in Section 8.2(a).

“Member” has the meaning set forth in the Preamble.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

“Membership Interest” means the ownership interest of a Member in the Company (and specifically including the limited liability company interest (as defined in the LLC Act), economic rights, control rights and Member status associated with such ownership interest) expressed as a percentage equal to a Member’s Units divided by the total number of outstanding Units. For purposes of clarification, in determining the number of Units held by a Member, and its corresponding Membership Interest, Units shall include all Common Units (including all Common Units that have been issued upon conversion of any Convertible Contribution Note) and all CDPQ Preferred Units then held by such Member or then outstanding, as applicable, but shall not include any Common Units that may be issuable under (but not yet issued upon conversion of) outstanding Convertible Contribution Notes.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(l) of the Treasury Regulations.

“Norampac” means 27102009 USA LLC, a Delaware limited liability company.

“Officers” has the meaning set forth in Section 10.1.

“Paper Supply Agreements” means, collectively, the respective Linerboard Supply Agreements between Greenpac Mill and each of the Paper Purchaser Affiliates (as defined in the Equityholders Agreement), dated as of the date hereof, as amended, restated or otherwise modified from time to time in accordance with their respective terms.

“Person” means any individual, corporation, association, partnership, limited liability company, joint venture, estate, trust or unincorporated organization or any government or any agency or political subdivision thereof, and shall include, any partner, officer, director, member or employee of such Person.

“Profits and Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsections (b) or (d) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.2 hereof shall not be taken into account in computing Profits or Losses pursuant to this definition.

“Project” means the acquisition of real property in Niagara Falls, New York and the demolition of certain improvements and remediation of certain environmental site conditions and the construction, installation and equipping thereon of the Facility.

“Project Debt Financing” means an amount not to exceed $228,500,000 (plus capitalized interest) in debt financing provided to Greenpac Mill to fund the cost of the Project and to provide financing for the working capital and operational needs of Greenpac Mill through one or more senior secured credit facilities acceptable to Greenpac Mill, as the same may be refinanced or restructured from time to time.

“Project Debt Financing Documents” means the Credit Agreement and the other documents entered into in connection with the Credit Agreement evidencing the Project Debt Financing, as such documents may be amended, modified, replaced, restated or amended and restated from time to time.

“Project Debt Obligations” means the “Obligations” as defined in the Credit Agreement.

“Project Parameters” means the Project Schedule and the Project Budget attached hereto as Schedule B.

“Pro Rata Credit Support Requirement” means, with respect to each Member and at any applicable time, a pro rata share of the Contingent Credit Support Requirement, determined by multiplying the then applicable Contingent Credit Support Requirement by such Member’s Membership Interest at such time; provided, however, that at all times the aggregate of all Members’ Pro Rata Credit Support Requirements shall be equal to the Contingent Credit Support Requirement.

“Ramp-Up Completion” has the meaning set forth in the Credit Agreement.

“Regulatory Allocation” has the meaning set forth in Section 6.3.

“Related Party Transaction” has the meaning set forth in Section 8.4(b).

“Restrictive Agreement” has the meaning set forth in Section 14.1.

“RTC Allocable Share Contribution” has the meaning set forth in Section 4.6.

“Senior Lender” means, collectively, General Electric Capital Corporation, as Agent (the “Agent”), KfW IPEX - Bank GmbH, as ECA Agent, the Lenders and ECA Lenders, under (and as defined in) the Project Debt Financing Documents, or any other Persons acting on behalf of the Persons providing financing or refinancing pursuant to the Project Debt Financing Documents, together with their successors and assigns.

“Special Purpose Entity” means an entity, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness that are substantially similar to the Special Purpose Provisions of this Agreement.

“Special Purpose Provisions” has the meaning set forth in Section 18.1.

“Start-Up Date” means the date on which the Facility commences operations, which shall be when the Facility completes production of five sets of sellable linerboard.

“Subscription Agreements” means, collectively, the respective Subscription Agreements between the Company and each Member, dated as of the date hereof, as amended, restated or otherwise modified from time to time in accordance with their respective terms.

“Tax Distribution” has the meaning set forth in Section 7.3.

“Tax Year” means the tax year of the Company, which shall be the calendar year.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a Member’s Membership Interest or Units or of any rights associated with or in respect of a Member’s Membership Interest or Units. “Transferred” means the accomplishment of a Transfer, “Transferee” means the recipient of a Transfer and “Transferor” means the Person making the Transfer.

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware (6 Del C. § 8-101, et. seq.)

“Unfunded Capital Commitment” of any Member as of any date means the Capital Commitment of such Member, reduced by the aggregate amount of Capital Contributions (not including RTC Allocable Share Contributions) to the Company made by the Member through such date.

“Unit” means a measurement of the Membership Interest of each Member. The term “Units” shall refer to the Common Units (including, without limitation, Common Units that have been issued upon conversion of any Convertible Contribution Note) and the CDPQ Preferred Units (including, without limitation, CDPQ Preferred Units that have been issued upon conversion of any CDPQ Preferred Convertible Note), collectively.

“Unit Certificate” means the document, if any, issued by the Company that represents and evidences the number of Units owned by a Member.

ARTICLE II

THE COMPANY

Section 2.1 Formation.

The Company was organized as a Delaware limited liability company under the LLC Act by the filing of the Certificate with the office of the Secretary of State of the State of Delaware on November 15, 2010.

Section 2.2 Name of Company.

The name of the Company is Greenpac Holding LLC, and all Company business shall be conducted in that name or such other names as the Members may select from time to time and which are in compliance with all applicable laws.

Section 2.3 Business of the Company.

Subject to the provisions of Article XVIII, the sole purpose of the Company is to hold its membership interest in Greenpac Member (which shall be the sole member of Greenpac Mill), and to manage the operation of the business of Greenpac Mill; and (a) Greenpac Member’s sole purpose shall be to hold its membership interest in Greenpac Mill; and (b) Greenpac Mill’s sole purpose shall be to construct, own and operate the Facility, and all such purposes reasonably related thereto. The Company has the authority to do all things necessary or convenient to accomplish these purposes.

Section 2.4 Principal Place of Business.

The principal place of business of the Company is 4400 Royal Avenue, Niagara Falls, New York 14303, or at such other place as the Company may designate.

Section 2.5 Registered Office; Registered Agent.

The address of the registered office and the name and address of the registered agent of the Company in the State of Delaware is Paracorp Incorporated, 40 E. Division St. #A, Dover, Delaware 19901, Kent County.

Section 2.6 Term.

The Company began on the date of filing of the Certificate and shall continue until dissolved in accordance with the terms of this Agreement or by operation of law.

Section 2.7 Entity Declaration.

The Company is not a general partnership, a limited partnership, or a joint venture, and no Member shall be considered a partner or joint venturer of or with any other Member, for any purposes other than for federal, state, and local income tax purposes.

Section 2.8 Tax Classification of the Company.

The Members intend and agree that the Company will be classified as a partnership for federal, state, and local income tax purposes so that the Company shall not make an election to be taxed as a corporation without the approval of all of the Members. The Members further agree to assist the Company in filing any and all elections required to ensure that the Company is classified as a partnership for federal, state, and local income tax purposes and shall not take any position inconsistent therewith.

Section 2.9 Adoption of this Agreement.

The parties to this Agreement hereby agree to adopt this Agreement as the limited liability company agreement of the Company pursuant to the LLC Act. All Persons who acquire Membership Interests subsequent to the execution of this Agreement shall adopt this Agreement as a condition to becoming a Member.

Section 2.10 Title to Company Property.

All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property. Each Member’s interest in the Company shall be personal property for all purposes.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1 In General.

As of the date of this Agreement (or, with respect to a Person who becomes a Member after the date hereof, the date such Person signs a joinder hereto), each Member hereby severally, but not jointly, makes the following representations and warranties to the Company and to each other Member, and such warranties and representations shall survive the execution of this Agreement:

(a) The Member is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) The Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the managers, board of directors, shareholders, members or other entity owners of such Member necessary for the due authorization, execution, delivery, and performance of its obligations under this Agreement have been duly taken.

(c) The Member has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Member, enforceable against the Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

(d) The Member’s authorization, execution, delivery, and performance of this Agreement does not conflict with (i) any Law, rule or court order applicable to that Member, (ii) that Member’s certificate of formation, certificate of limited partnership, operating agreement, certificate of incorporation, bylaws, or other applicable organizational documents, or (iii) any other material agreement or arrangement to which that Member is a party or by which that Member is bound.

Section 3.2 Confidentiality.

(a) Except as contemplated hereby or required by a court of competent authority, each Member shall keep confidential and shall not disclose to others and shall use its commercially reasonable efforts to prevent its Affiliates and any of its, or its Affiliates’, present or former employees, agents, and representatives from disclosing to others, without the prior written approval of the Board of Managers given in accordance with Section 9.3, any Confidential Information; provided that any Member may disclose to its ultimate parent and its ultimate parents’ respective partners, members, employees, agents, and representatives, or any other Member, any Confidential Information made available to such Member; and, provided further, that each such Person to whom disclosure is made shall be advised of the confidentiality of the disclosed Confidential Information and the obligations of confidentiality set forth herein. No Member shall use, and each Member shall use its commercially reasonable efforts to prevent its Affiliates or any of its, or its Affiliates’, present or former employees, agents, or representatives from using, any Confidential Information, except in connection with the transactions contemplated hereby. “Confidential Information” means information which is confidential, non- public, or proprietary in nature, was provided to such Member or its representatives by the Company, any other Member, or such Persons’ agents, representatives, and employees, and relates either directly or indirectly to (i) the Company, Greenpac Member or Greenpac Mill or the business of the Company, Greenpac Member or Greenpac Mill; or (ii) this Agreement, the Equityholders Agreement, the Contribution Agreement, the Management Agreement, the Paper Supply Agreements, the Bridge Loan Documents, the Project Debt Financing Documents, any negotiations pertaining thereto, or any of the transactions contemplated hereby and thereby. “Confidential Information” shall not include information which (i) is available, or becomes available, to the public through no breach of this Agreement or no fault or action by such Member, its agents, representatives, or employees, (ii) becomes available on a non-confidential basis from any source other than the Company, any other Member, or such Persons’ agents, representatives, or employees and such source is not prohibited from disclosing such information, (iii) was previously known by such Member, its agents, representatives, or employees on a non-confidential basis, which such Member can demonstrate by written evidence or (iv) was or is developed by such Member, its agents, representatives, or employees independently of and without any reference to any Confidential Information.

(b) If a Member receiving Confidential Information or any Person to whom a Member provides Confidential Information pursuant to this Agreement becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, such Member will provide the Company or cause such other Person to provide the Company with written notice by facsimile and overnight delivery as soon as practicable prior to the scheduled or intended time of disclosure of the Confidential Information, so that the Company may seek a protective order or other appropriate remedy to protect its rights or enforce this Agreement. The disclosing party or its representative will also cooperate with the Company in any attempt by the Company to obtain assurance that confidential treatment will be accorded the Confidential Information if its disclosure is required.

Section 3.3 Financial Information.

Each Member shall furnish or cause to be furnished to the Senior Lender, upon request, as promptly as is practicable, such information and records relating to such Member as the Senior Lender may from time to time reasonably request. The Company hereby confirms to CDPQ that the Senior Lender has acknowledged and accepted that the publicly available financial information and annual reports of Caisse de depot et placement du Quebec, the ultimate parent entity of CDPQ, represents adequate and sufficient information and records for the purposes of the Senior Lender.

Section 3.4 Taxes.

Each Member agrees to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to such Member as is reasonably necessary for the filing of all tax returns, the making of any election relating to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax.

Section 3.5 Contingent Credit Support.

In addition to any initial or other Capital Contributions required under Section 4.2 and any Excess Capital Contributions which may be requested under Section 4.3, each Member agrees to procure and furnish or cause to be furnished to the Senior Lender, upon request by the Senior Lender and at the time required in the Project Debt Financing Documents, and to maintain at all times required pursuant to the Project Debt Financing Documents, Acceptable Credit Support in an amount equal to its Pro Rata Credit Support Requirement; which Acceptable Credit Support shall be in the form of (a) in the case of each Member other than CDPQ, an irrevocable standby letter of credit in a form acceptable to the Lender and meeting the requirements of the Project Debt Financing Documents, and (b) in the case of CDPQ, a third- party beneficiary letter, in a form acceptable to the Senior Lender, with respect to CDPQ’s commitment to fund Excess Capital Contributions in accordance with Section 4.3(d). Notwithstanding the foregoing, if any Member makes any Excess Capital Contribution or Excess Funding Contribution under Section 4.3 that is a Contingency Funding Contribution (made pursuant to a Contingency Funding Capital Call), then, subject to the terms of the Project Debt Financing Documents and subject to any adjustments to such Member’s Pro Rata Credit Support Requirement to reflect changes in such Member’s Membership Interest, the amount of Acceptable Credit Support required to be maintained by such Member shall be reduced on a dollar-for-dollar basis by the amount of the Contingency Funding Contribution actually made or paid by such Member. If at any time the Senior Lender draws upon any letter of credit that a Member provides as Acceptable Credit Support pursuant to this Section 3.5, the Member providing such letter of credit shall be deemed to have made an Excess Capital Contribution to the Company, pursuant to a Contingency Funding Capital Call pursuant to Section 4.3, in an amount equal to the amount of such draw, which Excess Capital Contribution shall be a Contingency Funding Contribution for purposes of this Agreement. The Company shall (i)

contribute (or be deemed to contribute) to the capital of Greenpac Member, and (ii) cause Greenpac Member to contribute (or be deemed to contribute) to the capital of Greenpac Mill, all Contingency Funding Contributions that the Company receives pursuant to Section 4.3 or that the Company is deemed to receive pursuant to this Section 3.5 as a result of the Senior Lender drawing upon a letter of credit that a Member provides as Acceptable Credit Support.

ARTICLE IV

CONTRIBUTIONS

Section 4.1 Capital Commitments. The Capital Commitments of each Member shall be the amounts specified on Schedule A; provided, however, that the amount of the Capital Commitments does not include the RTC Allocable Share Contributions required under the Contribution Agreement, as described in Section 4.6 of this Agreement. Each Member has executed and delivered to the Company a Subscription Agreement, whereby it has agreed to purchase from the Company the number of Common Units specified for such Member on Schedule A. in exchange for payment of its Capital Commitment. Subject to and in accordance with the terms of the applicable Subscription Agreement, the Company will issue and deliver to each Member, at the time its initial Capital Contribution is made pursuant to Section 4.2, such Common Units.

Section 4.2 Initial Capital Contributions, Capital Calls.

(a) Each Member shall pay, as its initial Capital Contribution to the Company, the portion of its Capital Commitment specified in a written notice delivered by the Management Company to such Member, such payment to be made within ten (10) days after the date of receipt of such written notice. Each Member, other than CDPQ, has caused one or more Affiliates of such Member to deliver to the Company a Cash Equity Guaranty, whereby such Affiliate or Affiliates have guaranteed such Member’s payment, when due, of its Capital Commitment.

(b) Each Member shall pay its Capital Commitment to the Company from time to time pursuant to Capital Contributions as calls are made therefor (“Capital Calls”) by the Management Company pursuant to this Section 4.2 and in accordance with the Project Parameters. In this regard, the Management Company shall have sole discretion to determine the amount of such Capital Calls, and the timing or frequency thereof, subject to the following provisions (and the other terms of this Agreement):

(i) except as required under Section 4.2(c) or Section 4.6, no Member shall be required to make any amount or portion of Capital Contributions at any time that exceed its Unfunded Capital Commitment at such time;

(ii) all Capital Calls shall be made among the Members in proportion to their respective Common Membership Interests; and

(iii) the Company shall use all funds received from Capital Contributions solely for paying Project-related costs and expenses in accordance with the

Project Parameters or to fund working capital requirements of the Company, Greenpac Member or Greenpac Mill, unless otherwise approved by the Members pursuant to Section 11.3.

(c) If the Company is required under applicable Law to withhold taxes on behalf of a Member in respect of any allocations of income and gain or Distributions to such Member then, notwithstanding any of the limitations or other provisions of this Agreement, such Member shall be obligated to contribute to the Company an amount equal to the portion of such required tax withholdings which the Company is unable to satisfy out of Distributions which would otherwise be made to such Member pursuant to Section 7.3. Any Capital Contributions made pursuant to this Section 4.2 shall be treated as having been immediately returned by the Company to such Member as a result of the Company’s payment of withholding taxes on behalf of such Member and, thus, will not reduce the Unfunded Capital Commitment of, or be treated as a Distribution or contribution for purposes of applying and computing Distributions with respect to, the contributing Member. Such Member shall contribute any such deficiency to the Company within ten (10) days of notice from the Company. If such deficiency is not contributed within such time, any non-contributed amounts shall be considered a demand loan from the Company to such Member, and shall bear interest at the rate of seven percent (7%) per annum, which interest shall be treated as an item of Company income, until discharged by such Member by full repayment. Such demand loan shall be repaid, without prejudice to other remedies at law or in equity that the Company may have, out of distributions to which the debtor Member would otherwise be subsequently entitled under this Agreement.

(d) The Management Company shall, with respect to each Capital Call required by this Section 4.2, cause a written notice to be sent to each Member specifying (i) the amount of the Capital Call required of each Member and (ii) the depositary institution to receive such Capital Call. Within ten (10) days of the date of receipt of such written notice, each Member shall be required to deposit the full amount of the Capital Call requested of it, in immediately available United States funds in the depositary institution specified in the written notice.

(e) In the event that any Member shall fail to pay or cause to be paid in full any portion of its Capital Commitment when due after a Capital Call (each such Member being referred to herein as a “Defaulting Member” and each such event described being referred to herein as a “Capital Commitment Default”), then, in addition to any other rights or remedies which the Company and the Members (other than the Defaulting Member), may have at law or in equity, the Company and the other Members shall have the following remedies:

(i) Each of the Company or the other Members acting together or alone, shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, against a Defaulting Member, as a result of any breach of this Agreement by the Defaulting Member. The existence of any claim or cause of action which any Defaulting Member may have against the Company or any other Member will not constitute a defense or bar to the enforcement of this Agreement and the Members specifically waive the right to assert any offset or deduction of any kind whatsoever against any portion of such Member’s Capital Commitment.

(ii) The Company may, in its sole discretion, set off the amount of the unpaid Capital Commitment against, and in reduction of, any amounts owing to the Defaulting Member by the Company of whatever nature, including, without limitation, any Distributions to be paid to such Member pursuant to this Agreement.

(iii) In the event the Company or any other Member commences any action seeking to enforce the terms of this Agreement against any Defaulting Member, such Party shall be entitled, in addition to any other relief granted, to payment by the Defaulting Member of all actual out-of-pocket costs and expenses incurred by it in connection with such action, including, without limitation, all reasonable and documented attorneys’ fees and expenses.

(iv) The Company may exercise all rights available to it under any Cash Equity Guaranty delivered by the Affiliate or Affiliates of the Defaulting Member pursuant to Section 4.2(a), subject to and in accordance with the terms of each such Cash Equity Guaranty.

Section 4.3 Capital Calls in Excess of Capital Commitments.

(a) In the event that the sum of all Capital Contributions, Bridge Loan Financing and all Project Debt Financing is insufficient to fund the Ramp-Up Completion of the Project, each Member shall have the option, but not the obligation (except as otherwise provided in Section 4.3(d)), to contribute cash to the Company in an amount in excess of such Member’s Capital Commitment (“Excess Capital Contributions”) from time to time as calls are made therefor (“Excess Capital Calls”) pursuant to the provisions of this Section 4.3. The Board of Managers shall have sole discretion to determine the amount of such Excess Capital Calls, and the timing or frequency thereof, provided, however, that (i) the Management Company may make recommendations to the Board of Mangers with respect to the necessity, amount and timing of such Excess Capital Calls; and (ii) all Excess Capital Calls shall be made among the Members in proportion to their respective Common Membership Interests as of the date of any such Excess Capital Call.

(b) The Management Company shall, with respect to each Excess Capital Call approved by the Board of Managers under Section 4.3(a) above, cause a written notice to be sent to each Member specifying (i) the amount of the Excess Capital Call requested from each Member and (ii) the depositary institution to receive such Excess Capital Call. Within ten (10) days of the date of receipt of such written notice, each Member shall (i) deposit the full amount (or any portion) of the Excess Capital Call requested of it, in immediately available United States funds in the depositary institution specified in the written notice and, if only a portion of the amount requested is deposited, advise the Management Company, in writing, that it will contribute only such portion; or (ii) advise the Management Company, in writing, that it will not contribute any of the amount of funds requested in such Excess Capital Call. If any Member (i) fails to timely respond to a written notice contemplated by this Section 4.3(b), or (ii) elects not to deposit, or otherwise fails to timely deposit, the full requested amount of any Excess Capital Call, such failure or election shall be treated as an Excess Funding Declination, which shall then become subject to the provisions of Section 4.4.

(c) Subject to adjustment pursuant to Section 4.5, within thirty (30) days after the expiration of the ten (10) day period described in Section 4.3(b), the Company will issue to the Members who make Excess Capital Contributions pursuant to Excess Capital Calls additional Common Units to reflect such Excess Capital Contributions, with the number of Common Units to be issued determined by dividing the amount of such Excess Capital Contribution by $100, the price per Common Unit used for purposes of issuing Common Units pursuant to Section 4.1, as set forth in the Subscription Agreements.

(d) [REDACTED]

Section 4.4 Alternative Funding in Event of an Excess Funding Default.

In the event that any Member shall elect, in its sole discretion (except as otherwise provided in Section 4.3(d)), not to fund in full the requested amount of any Excess Capital Call in the manner and within the time periods specified in Section 4.3(b), or this Section 4.4 (each such Member being referred to herein as an “Excess Funding Declining Member” and each such event described being referred to herein as an “Excess Funding Declination”), then the Management Company shall, on behalf of the Company and in order to fund the amount of the capital shortfall resulting from such Excess Funding Declination (the “Excess Funding Shortfall”), cause a subsequent written notice to be sent to the Members, specifying (a) the respective makeup amounts (as hereafter determined) requested to be contributed (the “Excess Funding Amounts”) by the Members other than the Excess Funding Declining Member(s) (the “Excess Funding Contributing Members”), and (b) the depositary institution to receive the Excess Funding Amounts. The Excess Funding Amounts shall be requested from the Excess Funding Contributing Members in proportion to their respective Common Membership Interests as of the date of the applicable Excess Capital Call. Subject to the limitations set forth in Section 4.3(a), each such Excess Funding Contributing Member shall have the option, but not the obligation, to contribute its Excess Funding Amount (or any portion thereof). Within ten (10) days of the date of receipt of such written notice, each Excess Funding Contributing Member shall (i) deposit the full amount (or any portion) of the Excess Funding Amount requested of it (each, as “Excess Funding Contribution”), in immediately available United States funds in the depositary institution specified in the written notice, and, if only a portion of the amount requested is deposited, advise the Company, in writing, that it will contribute only such portion; or (ii) advise the Company, in writing, that it will not contribute the full Excess Funding Amount. If any Excess Funding Contributing Member (A) fails to respond to a written notice contemplated by this Section 4.4, or (B) elects not to deposit, or otherwise fails to timely deposit, its full requested Excess Funding Amount, such failure or election shall be treated as an Excess Funding Declination, which shall then become subject to the provisions of this Section 4.4.

Section 4.5 Consequences of Excess Funding Declination.

Notwithstanding any other provision of this Agreement to the contrary and in addition to (but not in lieu of) any other rights and remedies of the Company and the Members under this Agreement, the following provisions shall apply on a cumulative basis in the case of any Excess Funding Declining Member who elects not to deposit in full its requested amount of an Excess Capital Call or Excess Funding Amount in the manner, to the extent and within the time periods specified in Section 4.3(b) or Section 4.4:

(a) within thirty (30) days after the Excess Funding Declination (the “Excess Funding Adjustment Date”), the Company shall issue such number of additional Common Units to the Excess Funding Contributing Members, without further notice or other action of any kind by any party, such that the adjusted Common Membership Interest of each Member shall be equal to the amount (expressed as a percentage rounded to the nearest one hundredth of one percent) that equals the quotient of (1) the sum of all Capital Contributions, including RTC Allocable Share Contributions effected pursuant to the Contribution Agreement (and as described in Section 4.6), Excess Capital

Contributions and Excess Funding Contributions of such Member made as of the Excess Funding Adjustment Date divided by (2) the aggregate amount of all Capital Contributions, including RTC Allocable Share Contributions effected pursuant to the Contribution Agreement (and as described in Section 4.6), Excess Capital Contributions and Excess Funding Contributions by all Members as of the Excess Funding Adjustment Date; and

(b) except as hereafter provided and except as otherwise provided in Section 4.3(d), dilution of the Common Membership Interest of an Excess Funding Declining Member shall be the sole consequence of an Excess Funding Declining Member electing not to deposit in full its requested amount of an Excess Capital Call or Excess Funding Amount, and the Excess Funding Declining Member shall have no liability to any of the Company, Greenpac Member or Greenpac Mill or to any other Member for electing not to make an Excess Capital Contribution or Excess Funding Contribution; provided, however, that nothing contained herein shall limit any liability or obligation of any Member under any Acceptable Credit Support provided by such Member, pursuant to Section 3.5, in connection with the Project Debt Financing.

Section 4.6 Contributions Pursuant to Contribution Agreement.

Each Member acknowledges and agrees that, in addition to its Capital Commitment, such Member is obligated to make additional Capital Contributions, in an aggregate dollar amount equal to its RTC Allocable Share (as defined in the Contribution Agreement), to the Company pursuant to and in accordance with the terms and conditions of the Contribution Agreement and the Convertible Contribution Notes issuable thereunder (collectively, “RTC Allocable Share Contributions”). Upon, but not before, conversion of the applicable Convertible Contribution Note that was issued in consideration for such RTC Allocable Share Contribution, the Company shall issue to the Member making such RTC Allocable Share Contribution additional Common Units (based on a conversion price of $100 per Common Unit, as set forth in the Convertible Contribution Notes), at the time and in the manner described in the Contribution Agreement and the applicable Convertible Contribution Note, which Common Units shall be held by such Member subject to and in accordance with the terms and conditions of this Agreement and the Equityholders Agreement. If any Member fails to pay in full when due any portion of its RTC Allocable Share Contribution, then the Company and the other Members shall be entitled to exercise any rights and remedies set forth in this Agreement and the Contribution Agreement and such other rights and remedies as they may have at law or in equity.

Section 4.7 Return of Capital.

No Member shall have the right to demand or receive the return of such Member’s Capital Contributions to the Company, even in the event of withdrawal of any Member, whether or not such withdrawal is permitted hereunder or in breach hereof, except as may be contemplated or permitted by this Agreement or the Equityholders Agreement.

Section 4.8 Interest on Capital Contributions

Except for interest accruing under and payable with respect to the Convertible Contribution Notes, no Member shall receive any interest on such Member’s Capital Contributions or such Member’s Capital Account, notwithstanding any disproportion therein as between the Members.

Section 4.9 Fractional Units.

In no event shall the Company be required to issue fractions of Units. If any fraction of a Unit would, but for this restriction, be issuable in accordance with this Article IV, in lieu of delivering such fractional Unit, the Company may pay to the Member entitled to receive such fractional Unit, in cash, an amount equal to the same fraction multiplied by the price at which such fractional Unit is valued on the date of its issuance.

ARTICLE V

CAPITAL ACCOUNTS

Section 5.1 Maintenance of Capital Accounts.

The Company shall establish and maintain a Capital Account for each Member according to Section 704 of the Code and applicable Treasury Regulations. Each Member’s Capital Account shall be adjusted as set forth below:

(a) Increase in Capital Accounts. Each Member’s Capital Account shall be increased by (1) the amount of any cash actually contributed by the Member to the capital of the Company; (2) the Gross Asset Value of any property which a Member contributes to the capital of the Company (net of liabilities assumed by the Company or subject to which the Company takes such property within the meaning of Section 752 of the Code); (3) the Member’s share of Profits and of any separately allocated items of income or gain; and (4) the amount of any liabilities of the Company that are assumed by such Member, other than assumed liabilities described in Section 5.1(b)(2).

(b) Decrease in Capital Accounts. Each Member’s Capital Account shall be decreased by (1) the amount of any cash distributed to the Member by the Company; (2) the Gross Asset Value of any property distributed to the Member (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property within the meaning of Section 752 of the Code) at the time of the distribution; (3) the Member’s share of Losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member); and (4) the amount of any liabilities of such Member that are assumed by the Company, other than assumed liabilities described in Section 5.1(a)(2).

Section 5.2 Effect of Transfer on Capital Accounts.

Upon a permitted Transfer of Units of the Company under this Agreement (or the Equityholders Agreement), the Capital Account of the Transferring Member shall become the Capital Account of the Person to whom such Units are sold or Transferred, to the extent the Capital Account relates to the portion of the Units Transferred, in accordance with Section 1.704-1(b)(2)(iv)(1) of the Treasury Regulations.

Section 5.3 Compliance with Section 704(b) of the Code.

The provisions of this Article V as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain, and credit pursuant to Article VI to have substantial economic effect under the Treasury Regulations promulgated under Section 704(b) of the Code, in light of the distributions made pursuant to Article VII and the Capital Contributions made pursuant to Article IV. The Board of Managers shall also (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations.

Section 5.4 No Negative Capital Account Restoration.

Notwithstanding anything to the contrary in this Agreement, no Member shall be obligated to contribute cash or property to restore a negative Capital Account during the existence or at the dissolution and termination of the Company.

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations of Profit and Loss.

(a) General Rule. Except as otherwise required by this Article VI, for a given Tax Year, the Profits and Losses for such Tax Year shall be allocated among the Members in proportion to their respective Common Membership Interests.

(b) [REDACTED]

Section 6.2 Special Allocations.

The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704- 2(f) of the Treasury Regulations, notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Tax Year, each Member shall be specially allocated items of Company income and gain for such Tax Year (and, if necessary, subsequent Tax Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704- 2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This paragraph (a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Tax Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such Tax Year (and, if necessary, subsequent Tax Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704- 2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This paragraph (b) is intended to comply with the minimum gain chargeback requirement in Section 1.704- 2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1 (b)(2)(ii)(d)(6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this paragraph (c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Article VI of this Agreement have been tentatively made as if this paragraph (c) were not in this Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Tax Year which is in excess of the sum of (i) the amount such

Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Treasury Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph (d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Article VI of this Agreement have been made as if paragraphs (c) and (d) of this Section 6.2 were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Tax Year shall be specially allocated to the Members in proportion to their respective Membership Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Tax Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(l) of the Treasury Regulations.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Section 1.704-l(b)(2)(iv)(m)(2) or Section 1.704- 1(b)(2)(iv)(m)(4) of the Treasury Regulations, is to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective Membership Interests in the event that Section 1.704-1(b)(2)(iv)(m)(2) of the Treasury Regulations applies, or to the Members to whom such distribution was made in the event that Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations applies.

(h) Allocations Relating to Taxable Issuance of Membership Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Membership Interests shall be allocated among the Members so that, to the extent possible, the net amount of such items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the items had not been realized.

Section 6.3 Curative Allocations.

The allocations set forth in paragraphs (a) through (g) of Section 6.2 of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of Article VI of this Agreement (other than the Regulatory

Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Board of Managers determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Members would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 6.1 of this Agreement and paragraph (h) of Section 6.2 of this Agreement.

Section 6.4 Loss Limitation.

Losses allocated pursuant to Section 6.1 hereof shall not exceed the maximum amount of losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any taxable year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to Section 6.1 hereof, the limitation set forth in this Section 6.1 shall be applied on a Member by Member basis, and losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances of such Members’ Capital Accounts so as to allocate the maximum permissible losses to each Member under Section 1.704-1 (b)(2)(ii)(d) of the Treasury Regulations.

Section 6.5 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined by the Board of Managers using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses pursuant to Section 6.1 for that tax year.

(c) The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their share of Company income and loss for income tax purposes.

(d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Section 1.752- 3(a)(3) of the Treasury Regulations, the Members’ interests in Company profits are in proportion to their respective Membership Interests.

Section 6.6 Tax Allocations: Code Section 704(c).

In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the Gross Asset Value of such property. In the event the Gross Asset Value of any

Company property is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take into account any variation between the adjusted gross basis of such property for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items, or distributions pursuant to any provision of this Agreement. Unless the Members decide otherwise, the “traditional method” as defined in Section 1.704-3 of the Treasury Regulations shall be used for any adjustments and calculations made under Section 704(c) of the Code.

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions.

Subject to the limitations on Distributions imposed by the Project Debt Financing Documents, the Bridge Loan Documents, Section 7.2 and Section 7.5 of this Agreement and those set forth in the Equityholders Agreement, the Company will distribute to Members holding Common Units, on an annual basis, all Cash Available for Distribution. As used in this Agreement, “Cash Available for Distribution” means all Greenpac Member Cash Flow Distributions that the Company receives from Greenpac Member pursuant to the Greenpac Member LLC Agreement, except for any such amounts that the Company is required to use to repay any amounts owing with respect to the Bridge Loan Financing or to pay any other amounts required to be paid under or pursuant thereto. The amount and timing of such Distributions shall be determined by the Board of Managers, subject to the terms of this Section 7.1 and the limitations set forth in Section 7.2. Distributions under this Section 7.1 shall be made in the order of priority and be subject to the limitations and restrictions set forth in Section 7.5.

Section 7.2 Limitation on Distributions.

No Distribution shall be made if, after giving effect to such Distribution, the total liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities of the Company for which the recourse of creditors is limited to specific property, exceeds the fair market value of the assets of the Company as determined by the Board of Managers; the fair market value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to such extent that the fair market value of the property exceeds such liability. In addition, no Distribution shall be made if the Board of Managers shall determine in its sole discretion that, after giving effect to such Distribution, (i) the Company would not have available sufficient capital to continue operations of the Company, Greenpac Member or Greenpac Mill, (ii) the Company, Greenpac Member or Greenpac Mill would be in violation of, or could reasonably be expected to violate in the future, any financial or other covenants or agreements in any credit facility to which the Company, Greenpac Member or Greenpac Mill is a party, or (iii) the Board of Managers has determined that the payment of such Distributions would be imprudent.

Section 7.3 Tax Distribution.

Subject to the limitations on Distributions imposed by the Project Debt Financing Documents, the Bridge Loan Documents, Section 7.2 of this Agreement and those set forth in the Equityholders Agreement, including limitations in connection with mandatory repurchases of CDPQ Preferred Units, on a quarterly basis the Company shall make a Distribution in cash to each Member of an amount equal to all, or any portion, of the amount necessary for each Member to pay the income taxes on the Company’s net income (as determined in accordance with the methodology described on Schedule C) allocated to such Member for such quarter (other than any allocation pursuant to Section 6.1(b)), based on the Applicable Tax Rate (each, a “Tax Distribution”). On or before January 31 of each Tax Year, the Board of Managers shall determine in good faith the tax rate that will be used for such Tax Year to calculate the quarterly Tax Distributions for such Tax Year (the “Applicable Tax Rate”), which Applicable Tax Rate shall apply to all Members and shall be determined based on the combined federal, state and local income and, as applicable, franchise, tax rate determined by the Board of Managers and shall be subject to adjustment upon the termination or expiration of any non-refundable tax credits pursuant to the New York State Department of Environmental Conservation’s Brownfield Cleanup Program and the New York Tax Law.

Section 7.4 Amounts Withheld.

The Company is authorized to withhold from payments and Distributions, or with respect to allocations to the Members, and to pay over to any federal, state, and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local Law or any foreign Law, and shall allocate any such amounts to the Members with respect to which such amount was withheld. All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax Law with respect to any payment, Distribution, or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 7.4 for all purposes under this Agreement.

Section 7.5 Priority of, and Limitations on, Distributions.

Tax Distributions required to be made pursuant to Section 7.3 shall have priority over, and shall be paid before giving effect to, any other Distributions to be made pursuant to this Agreement including, without limitation, Distributions pursuant to Section 7.1. Except as otherwise provided herein, Distributions pursuant to Section 7.1 shall be made to the holders of Common Units pro rata in accordance with such holders’ ownership of such Common Units, as adjusted in accordance with Article IV. Notwithstanding the foregoing, if at any time CDPQ Preferred Units or the CDPQ Note (as defined in the Equityholders Agreement) are outstanding, (a) no amounts shall be Distributed to the holders of Common Units pursuant to Section 7.1 until the CDPQ Put Price (as defined in the Equityholders Agreement) and other amounts due to CDPQ pursuant to Section 5.1 of the Equityholders Agreement have been paid in full, (b) all Cash Available for Distribution that would otherwise be Distributed to the holders of Common Units pursuant to Section 7.1 shall instead be applied to the payment of the Annual Priority Payments (as defined in the Equityholders Agreement), that the Company is required to pay to the holders of CDPQ Preferred Units or the holder of the CDPQ Note, as applicable, pursuant to, and subject to the terms and conditions of, the Equityholders Agreement, and (c) any Cash Available for Distribution that is not required to be applied to the payment of Annual Priority Payments, and is not otherwise paid to the holders of CDPQ Preferred Units or the holders of the CDPQ Note, as applicable, shall be retained by the Company.

Section 7.6 Offset.

The Company may offset all amounts owing to the Company by a Member against any Distribution to be made to such Member.

Section 7.7 Sale of the Company or its Assets.

Notwithstanding Section 7.1 of this Agreement, in connection with any Change in Ownership Event, the proceeds, if any, of such Change in Ownership Event received by the Company shall be distributed as follows:

(a) First, the Company shall (i) pay or discharge any indebtedness or other obligations and liabilities of the Company that are not assumed by the buyer (either directly or indirectly in the case of indebtedness or other obligations or liabilities of any subsidiary of the Company) in connection with such Change in Ownership Event and (ii) pay all fees, costs, and expenses incurred by the Company in connection with the consummation of such Change in Ownership Event.

(b) [REDACTED]

(c) Third, the remaining proceeds, if any, of the Change in Ownership Event shall be Distributed pro rata to the holders of Common Units in accordance with their respective Common Membership Interests, as adjusted in accordance with Article IV.

Section 7.8 Refinancing of Indebtedness.

Notwithstanding Section 7.1 of this Agreement, if the Company Distributes to its Members any funds or other property or assets obtained as a result of any refinancing or restructuring of the Project Debt Financing or the Bridge Loan Financing, such funds or other property or assets shall be Distributed as follows:

(a) [REDACTED]

(b) Second, the remaining funds, if any, to be Distributed as a result of such refinancing or restructuring shall be Distributed pro rata to the holders of Common Units in accordance with their respective Common Membership Interests, as adjusted in accordance with Article IV.

ARTICLE VIII

MANAGEMENT OF THE COMPANY; ROLE OF MEMBERS

Section 8.1 Management.

Subject to the provisions of Article XVIII and except to the extent otherwise specified in this Agreement, including without limitation this Section 8.1, Section 8.2(b), Section 8.6 and Article XI, (i) the management of the Company shall be vested exclusively in its Board of Managers, and (ii) the Board of Managers shall have complete discretion, authority, power and control in the management of the business and affairs of the Company and shall make all decisions affecting the business of the Company and shall manage and control the affairs of the Company to carry out the business and purpose of the Company. The Board of Managers shall possess all rights and powers of a “manager” of a limited liability company as provided in the LLC Act and otherwise by Law.

(a) Subject to the general supervisory authority of the Board of Managers, during the period beginning on the effective date of this Agreement and ending on the Start-Up Date insofar as the Management Agreement is not terminated in accordance with the terms thereof, the Management Company will be responsible for general Project oversight, including site selection, selection of and negotiations with vendors and suppliers for the Project, including consultants, engineers, contractors, equipment manufacturers and suppliers, lenders and federal, state and local governmental agencies with respect to any federal, state and local tax and economic incentives, all subject to and in accordance with the Management Agreement and the Project Parameters. Any reasonable and documented costs incurred by the Management Company (or its Affiliates) in connection with such oversight services will be Project costs to be repaid by Greenpac Mill out of Greenpac Mill’s available cash in accordance with the Management Agreement, subject to any restrictions pursuant to the Project Debt Financing Documents and/or the Bridge Loan Documents; provided, however, that all such costs and expenses incurred prior to the execution of the Management Agreement shall be identified in an exhibit to the Management Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on and subsequent to the Start-Up Date, the Management Company will be responsible for managing the day-to-day affairs of Greenpac Mill under the general supervision of the Board of Managers, subject and pursuant to the Management Agreement. If the Management Agreement is terminated in accordance with its terms (and no other management company is retained to perform management services for or on behalf of Greenpac Mill), then the Board of Managers shall be responsible for managing the day-to-day affairs of Greenpac Mill, subject to and in accordance with the terms of this Agreement.

(c) Subject to, and in accordance with the terms of, this Agreement and the Greenpac Member LLC Agreement, the Company, as the sole member of Greenpac Member, shall have complete discretion, power and authority in the management and control of Greenpac Member, shall make any decisions affecting the management and business of Greenpac Member and shall manage and control the affairs of Greenpac Member to carry out the business and purposes of Greenpac Member. To the extent that any approval of the Company, as the sole member of Greeenpac Member, is required under the terms of the Greenpac Member LLC Agreement, the Company shall grant such approval only if such approval is authorized and granted in accordance with the terms and conditions of this Agreement, including, without limitation, any specific requirements for such approval by the Members set forth in Article XI and any other applicable provision of this Agreement.

(d) Subject to, and in accordance with the terms of, this Agreement and the Greenpac Member LLC Agreement and the Greenpac Mill LLC Agreement, as applicable, Greenpac Member, as the sole member of Greenpac Mill, shall have complete discretion, power and authority in the management and control of the Greenpac Mill, shall make any decisions affecting the management and business of Greenpac Mill and shall manage and control the affairs of Greenpac Mill to carry out the business and purposes of Greenpac Mill. To the extent that any approval of Greenpac Member, as the sole member of Greeenpac Mill, is required under the terms of the Greenpac Mill LLC Agreement, the Company shall cause Greenpac Member to grant such approval only if such approval is authorized and granted in accordance with the terms and conditions of this Agreement, including, without limitation, any specific requirements for such approval by the Members set forth in Article XI and any other applicable provision of this Agreement.

(e) The Members shall cause the Company, and the Company shall cause Greenpac Member and Greenpac Mill, as applicable, not to take any action that would violate this Agreement including, without limitation, taking any action described in Article XI without obtaining the approval of the Members required thereunder, to the extent so required; provided, however, that in no event shall the Company cause Greenpac Member or Greenpac Mill, as applicable, to take any action (including, without limitation, any action described in Article XI) that would violate the Project Debt Financing Documents.

Section 8.2 Board of Managers.

(a) Voting. Each Manager shall have one vote for each Unit held by the Member or Members appointing such Manager (collectively, “Manager Votes”).

(b) Compliance with Agreement and Laws. The Managers shall cause the Company to conduct its business and affairs in accordance with this Agreement and applicable laws.

(c) Number and Designation of Managers. The number of members of the Board of Managers shall be equal to the number of Members, unless multiple Members appoint the same individual as a Manager, in which case the number of Managers shall be equal to the number of individuals appointed as Managers. Each Member shall designate only one (1) Manager; provided, however, that the [REDACTED] collectively, shall have the right to appoint only one (1) Manager. In the event that a single person is appointed as Manager by two or more Members, such Manager shall have such number of Manager Votes equal to the number of Units held by all the Members that appointed him or her. For purposes of example only, the Manager appointed by the [REDACTED] shall have a number of Manager Votes equal to the number of Units held by both the [REDACTED].

(d) Term. Each Manager shall serve until his resignation, death, replacement, or removal.

(e) Resignation and Removal. Any Manager may resign at any time by giving written notice to the Board of Managers or to the Secretary. Such resignation shall take effect at the time specified therein or, if no time is specified, then on delivery and, unless otherwise specified therein, the acceptance of such resignation by the Board of Managers shall not be needed to make it effective. A Manager may be removed at any time, with or without cause, by the Member (or Members) that designated such Manager. Any vacancy created by the resignation, death, or removal of a Manager shall be filled by the Member that designated such Manager. A Manager is automatically removed as a Manager if the Member appointing such Manager no longer holds any Units.

Section 8.3 Powers of Individual Members and Managers.

No individual Member or Manager shall have any authority to act on behalf of or bind the Company except as he may be authorized by the Board of Managers. No Manager shall take any action on behalf of or bind the Company in contravention of any decision of the Board of Managers. Unless otherwise approved by the Members, no Manager shall be entitled to receive any compensation for serving as a Manager.

Section 8.4 Conflicts of Interest.

(a) A Manager need not devote his full time to the Company’s business, but shall devote such time as is necessary to manage the Company’s affairs in an effective manner. Subject to the other express provisions of this Agreement including, without limitation, Section 8.5(c), each Manager, Member or their respective Affiliates, employees, agents or representatives, at any time and from time to time, may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ventures in competition with the Company, Greenpac Member or Greenpac Mill, with no obligation to offer to the Company, Greenpac Member, Greenpac Mill or any other Manager or Member, the right to participate therein.

(b) Except as otherwise provided in this Agreement and subject to the provisions of Section 8.5(c), the Company, Greenpac Member and Greenpac Mill may transact business or enter into any Contract with any Manager, Member or their respective Affiliates, employees, agents or representatives (each, a “Related Party Transaction”), provided the terms of such Related Party Transaction (i) are no less favorable than those that the Company, Greenpac Member or Greenpac Mill, as applicable, could ordinarily obtain from unrelated third parties, (ii) are no more favorable to the Manager, Member or their respective Affiliates, employees, agents or representatives than those that would be entered into between parties dealing at arms’ length, (iii) such Related Party Transaction has been disclosed to the full Board of Managers and all of the Members, and (iv) any Contract that the Company, Greenpac Member or Greenpac Mill enters into in connection with a Related Party Transaction (and any decision by the Company, Greenpac Member or Greenpac Mill to exercise rights to amend or renew such Contract under the terms thereof) is approved by the Board of Managers and, to the extent required under Article XI, by the Members; provided, however, that, except as hereafter provided, on any vote taken with respect to any such Related Party Transaction, any Member having an interest in such Related Party Transaction and any Manager who is appointed by a Member having an interest in such Related Party Transaction shall not be entitled to vote, and shall abstain from any such vote of the Members or Board of Managers, as applicable, in determining whether to approve such Contract and the voting rights that would otherwise attach thereto shall be subtracted and not taken into consideration in determining whether the requisite approvals have been attained. Notwithstanding the foregoing, except as provided in Section 8.5(c) or Section 11.7, no Manager or Member, even if deemed to have an interest in any Related Party Transaction, shall be required to abstain from any such vote (and each Manager’s and Member’s vote, as applicable, shall be counted in such vote), with respect to any vote taken on the proposed approval of any Designated Related Party Contract that the Company, Greenpac Member or Greenpac Mill proposes to enter into in connection with such Related Party Transaction (and any decision by the Company, Greenpac Member or Greenpac Mill to enter into, amend or terminate, or elect to (or exercise any right to) renew or not renew such Designated Related Party Contract under the terms thereof).

(c) All decisions relating to the exercise or enforcement of the Company’s, Greenpac Member’s or Greenpac Mill’s rights, or the Company’s direct or indirect right to cause, Greenpac Member or Greenpac Mill to exercise, enforce or waive any rights, upon a default or alleged default by another party under any Contract entered into in connection with a Related Party Transaction (including, without limitation, any Designated Related Party Contract) shall be within the discretion of the Board of Managers; provided, however, that any Manager who is appointed by the Member which is a party to (or whose Affiliate is a party to) such Contract shall not be entitled to vote and shall abstain from any such vote by the Board of Managers in determining whether to exercise, enforce or waive such rights and the voting rights that would otherwise attach thereto shall be subtracted and not taken into consideration in determining whether the requisite approval has been obtained.

Section 8.5 Duties and Obligations of the Managers.

(a) Subject to the provisions of this Agreement including, without limitation, Section 8.1, the Managers shall cause the Company to conduct its business and operations separate and apart from that of any Member or Manager or any of its Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Manager or any of its Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager and its Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only in accordance with the terms of this Agreement, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b) The Managers shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business of the Company and (ii) for the accomplishment of the Company’s purposes in accordance with the provisions of this Agreement and applicable laws and regulations.

(c) The Managers shall conduct the business and affairs of the Company, Greenpac Member and Greenpac Mill, as applicable: (i) in accordance with this Agreement (including, without limitation, Section 8.1), and the Managers’ implied contractual obligation of good faith and fair dealing, and (ii) in a manner that does not constitute gross negligence or fraud. In performing the Manager’s duties hereunder, each Manager may rely in good faith on the records of the Company, Greenpac Member and Greenpac Mill and on opinions, reports, statements and other information presented to the

Company, Greenpac Member or Greenpac Mill by any Member, officer or employee of the Company, Greenpac Member or Greenpac Mill, or any other Person, as to matters the Manager reasonably believes are within that other Person’s competence, including opinions, reports, statements or other information pertaining to the value and amount of the assets, liabilities, profits or losses of the Company, Greenpac Member or Greenpac Mill or any other facts pertinent to the net worth of the Company, Greenpac Member or Greenpac Mill when deciding the amount and timing of Distributions that the Company, Greenpac Member or Greenpac Mill may properly make. Notwithstanding anything contained herein to the contrary, the Managers shall owe the same fiduciary duties to the Company and any Member or other Person who is a party to this Agreement (or by operation of law may have certain benefits of a member) that a director of a Delaware corporation owes to the stockholders of such corporation.

Section 8.6 Independent Manager.

(a) For so long as any Project Debt Obligations remain outstanding, the Board of Managers shall cause the Company at all times to have one Independent Manager who will be appointed by the Board of Managers. The Board of Managers has designated Jennifer A. Schwartz of CT Corporation Staffing, Inc. as the initial Independent Manager. The Board of Managers may remove the Independent Manager only for Cause. To the fullest extent permitted by Law, including Section 18-1101(c) of the LLC Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Manager shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on Insolvency Actions in accordance with Section 8.6(b). Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Members and the Company’s creditors solely to the extent of their respective economic interests in the Company, including, any Project Debt Obligations, but excluding (i) all other interests of the Members, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Manager shall not have any fiduciary duties to the Members or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by Law, including Section 18-1101(e) of the LLC Act, the Independent Manager shall not be liable to the Company, any Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct. No resignation or removal of the Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as the Independent Manager by executing a counterpart to this Agreement. For so long as any Project Debt Obligations remain outstanding, in the event of a vacancy in the position of Independent Manager, the Board of Managers shall, as soon as practicable, appoint a successor Independent Manager. Notwithstanding anything to the contrary contained in this Agreement, no Independent Manager shall be removed or replaced unless the Company provides the Senior Lender with no less than five (5) business days’ prior written notice of (a) any proposed removal of such Independent Manager (including the finding of Cause), and (b) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for a Independent Manager set forth in this Agreement. All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise only those rights and perform only those duties specifically set forth in Section 8.6(b) of this Agreement and, at such time as there are no Project Debt Obligations outstanding, the Independent Manager shall forthwith cease to serve in such capacity and all right, power and authority of the Independent Manager pursuant to this Agreement shall forthwith cease. Except as provided in the fourth sentence of this Section 8.6(a), in exercising its rights and performing its duties under this Agreement, the Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

(b) Notwithstanding any other provision of this Agreement and any provision of Law that otherwise so empowers the Company, the Members, the Board of Managers, any Officer or any other Person, as long as any Project Debt Obligations (other than unasserted, contingent indemnification obligations) remain outstanding, neither the Members nor the Board of Managers nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, Greenpac Member or Greenpac Mill, without the prior written consent of the Independent Manager, to take any Insolvency Action; provided, however, that any such Insolvency Action shall also require the unanimous approval of the Members in accordance with Section 11.4.

ARTICLE IX

MEETINGS OF MANAGERS

Section 9.1 Meetings of the Board of Managers.

Meetings of the Board of Managers shall be held at least quarterly. Other regular meetings of the Board of Managers shall be held at such times as may from time to time be fixed by resolution of the Board of Managers. Special meetings of the Board of Managers may be held at any time upon the call of one or more of the Managers appointed by the Members holding at least twenty-five percent (25%) of the outstanding Units of the Company. Meetings of the Board of Managers shall be held at such place, as from time to time, may be fixed by resolution of the Board of Managers. If no place is so fixed, meetings of the Board of Managers shall be held at the principal office of the Company. The Managers shall cause minutes of all regular and special meetings to be maintained.

Section 9.2 Notice of Meetings.

Notice of regular meetings (except when notice of a regular meeting has been waived by the unanimous consent of the Board of Managers) and special meetings of the Board of Managers shall be mailed to each Manager, addressed to the address last given by each Manager to the Secretary or, if none has been given, to the Manager’s residence or usual place of business, at least ten (10) days before the day on which the meeting is to be held, or shall be sent to the Manager by electronic mail, facsimile or similar means so addressed or shall be delivered personally or by telephone, at least five (5) days before the day on which the meeting is to be held. Each notice shall state the time and place of the meeting but need not state the purposes thereof except as otherwise expressly provided by applicable Law. Notices of any such meeting need not be given to any Manager who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice.

Section 9.3 Quorum and Manner of Acting.

At each meeting of the Board of Managers, the presence of a majority of the Board of Managers shall constitute a quorum for the transaction of business, and, except as otherwise provided in this Agreement or required by the LLC Act, eighty percent (80%) of all Manager Votes outstanding, calculated in accordance with Section 8.4, if applicable, shall be required to approve any action that may be taken by the Board of Managers. Except as specifically provided in Section 8.6, the vote or written consent of the Independent Manager shall not be required for any action by the Board of Managers or Members to be valid and effective; and, for the avoidance of doubt, the Independent Manager’s authority is limited to the right to approve Insolvency Actions, subject to and in accordance with the terms of Section 8.6.

Section 9.4 Action Without a Meeting.

Any action required or permitted to be taken by the Board of Managers may be taken without a meeting if all members of the Board of Managers consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board of Managers shall be filed with the minutes of the proceedings of the Board of Managers.

Section 9.5 Participation in Board of Managers Meetings by Conference Telephone; Proxies.

Any one or more members of the Board of Managers may participate in a meeting of such Board of Managers by means of conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting. At all meetings of the Board of Managers, a Manager may vote by proxy executed in writing by the Manager or by his duly authorized attorney-in-fact. In order to be effective, such proxy shall (i) be signed in the exact name of the Manager on record with the Company, and (ii) be presented at the meeting of the Board of Managers and delivered to the acting secretary of such meeting. No proxy shall be valid after three months from the date of its execution, notwithstanding anything to the contrary provided in the proxy.

Section 9.6 Authority of Managers.

No single Manager acting alone shall have any right or authority to act for or bind the Company without the prior written consent of the Board of Managers. Subject to the restrictions on the powers of Managers set forth in this Agreement, any two or more Managers acting together may shall have the right, power and authority to transact business on behalf of the Company, to sign for the Company or on behalf of the Company or otherwise to bind the Company.

ARTICLE X

OFFICERS OF THE COMPANY

Section 10.1 Officers Enumerated.

The Board of Managers may elect officers of the Company, which officers may be a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, an Assistant Secretary, a Chief Financial Officer and Treasurer, and such other officers as determined in the discretion of the Board of Managers. Any two or more offices may be held by the same Person (the “Officers”).

Section 10.2 Election and Term of Office.

All officers, if any, shall be initially selected and recommended by the Management Company and shall be submitted for approval by the Board of Managers in accordance with Section 9.3 and Section 10.1, and each shall serve until his resignation, death, or removal.

Section 10.3 The Chief Executive Officer.

The Chief Executive Officer, if any, subject to the approval of the Board of Managers, shall be the chief executive officer of the Company and shall have general control and management of the business operations of the Company.

Section 10.4 The President.

If there is no Chief Executive Officer, the President, shall have all the powers, duties and responsibilities designated in Section 10.3 belonging to the Chief Executive Officer. If there is a Chief Executive Officer, the President shall be an executive officer of the Company, and subject to the approval of the Board of Managers and the Chief Executive Officer, shall have supervision of the business operations of the Company and its officers and agents.

Section 10.5 The Vice Presidents.

Each Vice President, if any, shall report to the Chief Executive Officer and the President and, in the absence or incapacity of the President and in order of seniority as fixed by the Board of Managers, have the authority and perform the duties of the President, and each shall have such other authority and perform such other duties as the Board of Managers may prescribe.

Section 10.6 The Secretary.

The Secretary shall (a) attend all meetings of the Board of Managers and all meetings of Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose, (b) give, or cause to be given, notice of all meetings of the Members and special meetings of the Board of Managers, and (c) have such other authority and perform such other duties as usually pertain to the office or as may be prescribed by the Board of Managers, the Chief Executive Officer and the President.

Section 10.7 Chief Financial Officer and Treasurer.

The Chief Financial Officer and Treasurer shall (a) have the care and custody of all the moneys and securities of the Company, (b) keep or cause to be kept complete and accurate books of account of all moneys received and paid on account of the Company, (c) sign such instruments as require the Treasurer’s signature, and (d) have such other authority and perform such other duties as usually pertain to the office or as the Board of Managers, the Chief Executive Officer and the President may prescribe.

ARTICLE XI

MEMBERS

Section 11.1 Names and Addresses of Members.

The names and addresses of the initial Members are as set forth on Schedule A hereof.

Section 11.2 Actions Requiring Majority Approval of Members.

Notwithstanding anything to the contrary set forth in this Agreement, and subject to the provisions of Section 8.1(e) and Section 8.4, without the approval of the Members holding at least sixty percent (60%) of the outstanding Units, the Company shall not, and shall not cause or allow Greenpac Member or Greenpac Mill to, directly or indirectly:

(a) approve or amend any annual operating and capital expenditure budgets;

(b) undertake any projects or acquire any assets (i) for which any single capital expenditure will be in excess of $1,000,000, or for which aggregate capital expenditures in any calendar year will be in excess of $5,000,000, and (ii) which have not otherwise been provided for in a budget which has been approved by the Members;

(c) commence any transaction outside the normal course of business, including litigation settlements, where the Company will receive payment or acquire liabilities in excess of $1,000,000;

(d) make any loan or advances to any other Person other than advances to employees in the ordinary course of business which do not exceed $200,000 in the aggregate outstanding at any one time for all employees; or

(e) amend the general policies of the Company with respect to the hiring, evaluation and remuneration of employees.

Section 11.3 Actions Requiring Supermajority Approval of Members.

Notwithstanding anything to the contrary set forth in this Agreement, and subject to the provisions of Section 8.1(e) and Section 8.4, without the approval of the Members holding at least eighty percent (80%) of the outstanding Units, the Company shall not, and shall not cause or allow Greenpac Member or Greenpac Mill to, directly or indirectly:

(a) select or change a controller upon the recommendation of the Management Company;

(b) make any advances or loans to any Member or any Affiliate of a Member;

(c) dispose of assets of the Company other than in the ordinary course of business, unless such assets represent all or substantially all of the assets of the Company, in which case unanimous approval of the Members shall be required under Section 11.4;

(d) adopt, implement, amend or terminate any equity-based compensation arrangement or plan;

(e) approve or amend the Project Parameters;

(f) use any funds received from Capital Contributions for purposes other than (i) to pay Project-related costs and expenses in accordance with the Project Parameters, (ii) to fund working capital requirements of the Company, Greenpac Member or Greenpac Mill, or (iii) to pay or repay amounts due under the Bridge Loan Documents;

(g) make any Distribution of cash on account of any Units except as set forth in Article VII or, with respect to the CDPQ Preferred Units, as set forth in the Equityholders Agreement;

(h) cause or permit Greenpac Member or Greenpac Mill to make any distribution of cash of other property, except as set forth in and expressly permitted by the Greenpac Member LLC Agreement or Greenpac Mill Agreement, as applicable;

(i) make any Distribution of property (other than cash) to Members on account of any Units;

(j) issue, redeem or repurchase any Units or any options or securities exercisable for or convertible into Units, except as set forth in Article IV of this Agreement or as contemplated in the Equityholders Agreement (subject, however, to Section 11.6), the Subscription Agreement or the Contribution Agreement; provided, however, that such action does not constitute a breach or violation of any of Article IV of this Agreement, the Equityholders Agreement, the Contribution Agreement, or any of the Convertible Contribution Notes issued thereunder;

(k) directly or indirectly acquire any ownership interest, or make any investment, in any subsidiary or other business or entity (other than Greenpac Mill), or enter into any partnership or joint venture;

(1) authorize or permit any subsidiary to issue or sell any equity securities or securities convertible or exercisable or exchangeable for any equity securities;

(m) vote the shares of capital stock or other equity interests of any subsidiary of the Company with respect to any matter coming before the stockholders or equity holders of such subsidiary for a vote, it being understood that the governance provisions of this Agreement (and the voting of the shares of stock or other equity interest of any subsidiary) would apply to any subsidiary as if the actions of such subsidiary were actions of the Company;

(n) incur, assume or guarantee any indebtedness, provide financial assistance or otherwise become directly or indirectly obligated with respect to liabilities and obligations, for borrowed money or grant a security interest or mortgage with respect to any assets other than in connection with the Project Debt Financing, Bridge Loan Financing, trade debt or payment obligations under the Management Agreement, or enter into, amend or terminate any agreement in respect thereof;

(o) except as set forth in the Project Debt Financing Documents or the Bridge Loan Documents, grant or agree hereafter to any restriction or covenant in any loan, debt or credit agreement, instrument or document that could be reasonably viewed as affecting or imperiling the ability of the Company to redeem or make any required payment on or in respect of the exercise of CDPQ’s put right under Section 5.1 of the Equityholders Agreement or the payment of Distributions on Units, or providing for other similar restrictions;

(p) enter into, amend, terminate, or elect to (or exercise any right to) renew or not renew, any purchase agreement, lease or exchange of assets or any Contract with any Member or any Affiliate of a Member or any party which any Member does not deal with at arm’s length (other than any Designated Related Party Contract, which shall be subject to the terms of Section 11.4);

(q) select or change the Company’s (or Greenpac Mill’s) independent auditor;

(r) authorize or implement any significant change in accounting policies;

(s) approve or authorize any action or decision to be taken or made by the Company with respect to any Tax Credit Audit (as defined in the Contribution Agreement);

(t) authorize or permit any subsidiary (including, without limitation, Greenpac Mill) to take any action that has the same effect as any of the foregoing; or

(u) any other action that under the LLC Act would require the vote of any Member if this Agreement did not provide otherwise.

Section 11.4 Actions Requiring Unanimous Approval of Members.

Notwithstanding anything to the contrary set forth in this Agreement, and subject to the provisions of Section 8.1(e), Section 8.4 and Section 8.6, without the approval of all of the Members, the Company shall not, and shall not cause or allow Greenpac Member or Greenpac Mill to, directly or indirectly:

(a) take any action that constitutes or results in:

(i) the liquidation, dissolution or winding up of the Company, Greenpac Member or Greenpac Mill, whether voluntary or involuntary;

(ii) the sale, lease, license (on an exclusive basis) or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including the sale, lease, license (on an exclusive basis) or other disposition of assets of any direct or indirect subsidiary (including Greenpac Member and Greenpac Mill) that constitute all or substantially all of the assets of the Company and the sale or other disposition of ownership (by merger, consolidation, sale of securities or otherwise) of any direct or indirect subsidiary (including Greenpac Member and Greenpac Mill) the assets of which constitute all or substantially all of the assets of the Company); or

(iii) the consolidation or merger of the Company, Greenpac Member or Greenpac Mill with or into any other entity or entities, or that would permit any other entity or entities to consolidate with or merge into the Company, Greenpac Member or Greenpac Mill, or any other capital reorganization;

(b) permit or consent to the Transfer of any Units or of any Convertible Contribution Note either between Members or to any other Person, except as effected in compliance with the provisions of the Equityholders Agreement or the default and remedy provisions of this Agreement and the Contribution Agreement;

(c) increase or decrease the number of Managers of the Company, except as otherwise in accordance with the terms of this Agreement;

(d) commence or take any Insolvency Action (with the prior written consent of the Independent Manager, in accordance with Section 8.6, if such consent is required thereunder);

(e) change the nature of the Company’s, Greenpac Member’s or Greenpac Mill’s business to something other than as described in and as limited by Section 2.3;

(f) convert the Company into a different form of entity as contemplated by Section 18-216 of the LLC Act;

(g) approve any adjustments to the Price (as defined in the Paper Supply Agreement) payable under any Paper Supply Agreement; provided, however, that each of the Members shall be deemed to have approved each adjustment, if any, to the Price determined, pursuant to a Paper Supply Agreement, by an external auditor appointed in accordance with the terms of any Paper Supply Agreement and this Section 11.4;

(h) select an external auditor, pursuant to the terms of any Paper Supply Agreement, to audit the Price payable under such Paper Supply Agreement;

(i) authorize or agree to the amendment, renewal or termination of the Management Agreement (including the giving of any notice of amendment, renewal or termination), but not including the first renewal of the term of the Management Agreement in 2021, which first renewal shall be at the option of the Management Company and shall not require the approval of the Board of Managers or the Company;

(j) enter into, amend, terminate, or elect to (or exercise any right to) renew or not renew, any Designated Related Party Contract (other than a change in the Price payable under any Paper Supply Agreement, which shall be subject to the provisions of Section 11. 3); or

(k) amend, waive or repeal any provision of this Agreement, including without limitation any amendment that would alter the tax classification of the Company.

Section 11.5 Nature of Obligations Among Members.

Except as otherwise provided in this Agreement or by written agreement among the Members, no Member shall have any authority to act for or assume any obligation or responsibility on behalf of any other Member or the Company.

Section 11.6 Units.

The Membership Interests of the Company shall be represented by Units. The Units of the Company are divided into two classes, Common Units and CDPQ Preferred Units. Except as otherwise specifically provided in this Agreement and the Equityholders Agreement including, without limitation, with respect to the priority of Distributions, the Common Units and CDPQ Preferred Units are identical in all respects (with the holders thereof entitled to all of the same rights and preferences). Members holding Common Units shall be entitled to one (1) vote per Common Unit held on all matters for which Member approval is required. Members holding CDPQ Preferred Units shall be entitled to one vote for each CDPQ Preferred Unit held on all matters for which Member approval is required.

Section 11.7 Voting.

Except as otherwise set forth in this Agreement, including Sections 11.2 through 11.4, the affirmative vote of the Members holding a majority of the outstanding Units of the Company, subject to adjustment in accordance with Article IV, shall be required to approve any matter coming before the Members for a vote; provided, however, that in the event that the Company has the option of exercising any of its rights to acquire Units pursuant to the Equityholders Agreement, the exercise of such rights shall be approved by the affirmative vote of the Members holding a majority of the outstanding Units, other than the Member holding the Units subject to the Company’s option. Notwithstanding anything in this Agreement to the contrary, at all times that they hold Units hereunder, each of the [REDACTED] agrees to vote or cause to be voted (or to execute written consents in lieu of voting at a meeting with respect to) all Units owned by such [REDACTED], or over which such [REDACTED] has voting control, from time to time and at all times, in whatever manner as shall be necessary for the [REDACTED] to vote together, in the same manner, on all matters coming before the Members for vote or written consent. The Company and the other Members shall be entitled to rely on any written notice or directive delivered by either [REDACTED] as being a written notice or directive of both [REDACTED], which shall be binding on both [REDACTED] for all purposes. The [REDACTED] agree to execute such voting agreements, voting trust agreements, proxies and other documents as may be necessary or appropriate to give effect to the provisions of this Section 11.7.

ARTICLE XII

MEETINGS OF MEMBERS

Section 12.1 Meetings.

Meetings of the Members shall be held at least annually and may be held more frequently upon the request of one or more Member(s) holding at least twenty-five percent (25%) of all outstanding Units of the Company. Meetings of the Members shall be held at the principal office of the Company or such other place designated by the Members in the notice of the meeting. The Members shall cause minutes of all regular and special meetings to be maintained.

Section 12.2 Notice.

Notice of any meeting of the Members shall be given no fewer than ten (10) days and no more than sixty (60) days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Section 19.2 of this Agreement and shall specify the purpose or purposes for which the meeting is called. The attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 12.3 Quorum.

Members holding a majority of all outstanding Units present in person or represented by proxy shall constitute a quorum for transaction of business at any meeting of the Members, provided that if Members holding less than a majority of all outstanding Units are present at said meeting, such Members may adjourn the meeting at any time without further notice.

Section 12.4 Manner of Acting.

The act of the Members holding a majority of all outstanding Units present at a meeting at which a quorum is present shall be the act of the Members, unless the act of a greater number is required by the LLC Act, this Agreement or the Certificate.

Section 12.5 Action Without Meeting.

Any action required to be taken at a meeting of the Members or any other action which may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members were present and voting. If the Members anticipate taking any action without a meeting by less than unanimous consent, the Members taking or proposing to take such action shall provide all Members with written notice of such action prior to the taking thereof; provided, however, that without affecting any other rights and remedies of any Member who did not sign such consent, the failure to give such notice shall not affect the validity of the approval of any action taken by written consent in accordance with this Section 12.5.

Section 12.6 Telephonic Meetings.

The Members may participate in and act at any meeting of Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

Section 12.7 Proxies.

Each Member entitled to vote at a meeting of Members or to express consent or dissent to action in writing without a meeting may authorize another Person or Persons to act for him by proxy. Such proxy shall be delivered to the principal office of the Company or the meeting prior to the taking of any action based in whole or in part upon the authorization of such proxy, but no proxy shall be valid after three (3) months from the date of its execution, unless otherwise provided in the proxy.

ARTICLE XIII

UNIT CERTIFICATES

Section 13.1 Unit Certificates.

Each Member’s Units shall be evidenced by Unit Certificates in such form as the Board of Managers may from time to time prescribe. The number and class of Units held by a Member shall be designated on that Member’s Unit Certificate. Unit Certificates shall be signed by an Officer of the Company and registered in such manner, if any, as the Board of Managers may prescribe. Each Membership Interest in the Company, and the Units representing the Membership Interests, shall constitute and shall remain a “security” within the meaning of Section 8-102(a)(15) of the UCC as in effect from time to time in the State of Delaware and of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall be controlling.

Section 13.2 Mutilated, Lost, Stolen or Destroyed Unit Certificates.

A Member shall notify the Company of the mutilation, loss, theft, or destruction of any such Member’s Unit Certificate. The Company shall cause one or more new Unit Certificates, for the same number and class of Units in the aggregate, to be issued to such holder upon surrender of the mutilated Unit Certificate or, in case of the loss, theft, or destruction of such Unit Certificate, upon satisfactory proof of such loss, theft, or destruction and the deposit of indemnity by way of bond or otherwise, in such form and amount and with such surety or security as the Board of Managers may require to indemnify the Company against loss or liability by reason of the issuance of such new Unit Certificate(s).

Section 13.3 Unit Certificate Ledger.

The Company shall maintain a Unit Certificate ledger, which shall contain the name, address, and the number and class of Units held by each Member, with the books and records of the Company.

Section 13.4 Legends.

All Unit Certificates and Convertible Contribution Notes now or hereafter issued by the Company shall be marked with the following legends, as applicable:

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. SUCH UNITS MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED BY SAID ACT OR STATE LAWS.

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF GREENPAC HOLDING LLC, AND AN EQUITYHOLDERS AGREEMENT, EACH DATED AS OF JUNE 24, 2011 (THE “AGREEMENTS”). AND ALL AMENDMENTS TO SUCH AGREEMENTS. SUCH UNITS MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF SUCH AGREEMENTS AND ALL AMENDMENTS TO SUCH AGREEMENTS.

THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE AND ANY UNITS INTO WHICH IT IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED UNLESS AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.

THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE AND THE UNITS INTO WHICH IT IS CONVERTIBLE ARE HELD SUBJECT TO THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF GREENPAC HOLDING LLC, AND AN EQUITYHOLDERS AGREEMENT, EACH DATED AS OF JUNE 24, 2011 (THE “AGREEMENTS”). AND ALL AMENDMENTS TO SUCH AGREEMENTS. SUCH SUBORDINATED CONVERTIBLE PROMISSORY NOTE AND THE UNITS INTO WHICH IT IS CONVERTIBLE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF SUCH AGREEMENTS AND ALL AMENDMENTS TO SUCH AGREEMENTS.

ARTICLE XIV

TRANSFER OF UNITS

Section 14.1 Company’s Restriction on Transfer.

The Company shall neither cause nor permit the Transfer of any Units to be made on the Company’s books unless the Transfer is permitted by this Agreement, the Equityholders Agreement, the Bridge Loan Documents and the Contribution Agreement (collectively, the “Restrictive Agreements”) and has been made in accordance with the terms of the Restrictive Agreements.

Section 14.2 Members’ Restriction on Transfer.

The Members hereby acknowledge and agree that the Units held by the Members are subject to the terms, conditions, and restrictions contained in the Restrictive Agreements, the terms, conditions and restrictions of which are hereby incorporated by reference with the same force and effect as if set forth herein, as applicable. No Member shall be permitted to (i) grant a security interest in the Units held by such Member to any Person other than to the Bridge Loan Administrative Agent (for the benefit of the Bridge Loan Administrative Agent and the lenders under the Bridge Loan Documents) in accordance with the terms of the Bridge Loan Documents or (ii) otherwise cause or permit the Transfer of any of the Units held by such Member unless the Transfer is permitted by the Restrictive Agreements.

Section 14.3 Pledge of Units.

The Company and each of the Members acknowledge that each of the Members has granted to the Bridge Loan Administrative Agent (for the benefit of the Bridge Loan Administrative Agent and the lenders under the Bridge Loan Documents) a security interest in the Units held by such Member in accordance with the terms of the Bridge Loan Documents (and the Company and each Member hereby consents to same). Upon any foreclosure, sale or other Transfer of the Units pursuant to the Bridge Loan Documents (a “Bridge Default Unit Transfer”), the Person to which such Units have been Transferred shall, upon satisfaction of the conditions set forth in Section 14.4(c), automatically be admitted as a Member of the Company, with all of the rights and obligations of a Member hereunder, upon obtaining Units as a result of such Bridge Default Unit Transfer, without consent from the Company, any of the other Members or any other Person. Notwithstanding the foregoing or anything to the contrary contained in the Restrictive Agreements, the Company and each of the Members agree that Bridge Default Unit Transfers shall be permitted by the Restrictive Agreements, provided that the Bridge Default Unit Transfers are made in accordance with the Bridge Loan Documents.

Section 14.4 Conditions for Transfer.

(a) If any Transfer is made or attempted contrary to the provisions of the Restrictive Agreements, as applicable, such purported Transfer shall be void ab initio. In connection with any such purported Transfer made or attempted contrary to the provisions of the Restrictive Agreements, the Company and the Members shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by Law); and the Company shall have the right to refuse to recognize any Transferee as a Member for any purpose.

(b) A Transferee (other than a Transferee with respect to a Bridge Default Unit Transfer, which shall be subject to the provisions of Section 14.4(c)) shall be admitted as a Member and have all of the rights of a Member, pursuant to this Agreement, only if:

(i) the Transfer of Units to the Transferee is made in accordance with all of the terms of the Restrictive Agreements, as applicable;

(ii) the Members of the Company approve the admission of the Transferee as a Member of the Company, in accordance with the terms of this Agreement; provided, however, that the Members may not withhold consent if the Transfer to the Transferee was made in accordance with all of the terms and conditions of the Restrictive Agreements;

(iii) the Transferee executes an instrument agreeing to be bound by the terms and conditions of this Agreement;

(iv) the Transferee executes an instrument agreeing to be bound by the terms and conditions of the Equityholders Agreement;

(v) the Transferee executes an instrument agreeing to be bound by the terms and conditions of the Contribution Agreement; and

(vi) the Company receives a copy of the instrument effecting the Transfer of the Units to the Transferee.

(c) A Transferee with respect to a Bridge Default Unit Transfer shall be admitted as a Member and have all of the rights of a Member, pursuant to this Agreement, only if the Transfer of Units to the Transferee is made in accordance with the terms of the Bridge Loan Documents.

ARTICLE XV

INDEMNIFICATION

Section 15.1 Limitation of Liability.

To the fullest extent permitted by the LLC Act, no Member, Manager or Independent Manager of the Company (including a Person having more than one such capacity) or any of its Affiliates, shareholders, partners, members, employees, agents, heirs, beneficiaries, and legal representatives is liable for any debts, obligations, or liabilities of the Company or of each other, whether arising in tort, Contract, or otherwise, solely by reason of being such Member, Manager, Independent Manager or the Affiliate, shareholder, partner, member, employee, agent, heir, beneficiary, or legal representative of such Member, Manager or Independent Manager or acting (or omitting to act) in such capacities or participating) in the conduct of the business of the Company. No Member shall be liable, responsible, or accountable in any way for damages or otherwise to the Company or to any of the Members for any act or failure to act pursuant to this Agreement or otherwise unless (i) such Member acted in bad faith, (ii) the conduct of such Member constituted intentional misconduct, a knowing violation of Law or a breach of this Agreement, (iii) such Member gained a financial benefit to which such Member was not legally entitled, or (iv) such Member received any Distribution in violation of Section 18-607(a) of the LLC Act, and knew at the time of such Distribution that the Distribution violated Section 18- 607(a), in which case such Member shall be liable to the Company for the amount of such Distribution.

Section 15.2 Indemnification of the Members and Managers.

The Company shall indemnify, defend, and hold harmless each Member, Manager, Independent Manager and Officer, and the Affiliates, shareholders, partners, members, employees, agents, heirs, beneficiaries, and legal representatives of each Member, Manager, Independent Manager and Officer (each, an “Indemnified Party”) to the maximum extent permitted by applicable Law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Law permitted the Company to provide prior to such amendment) from and against any and all actual or alleged losses, claims, damages, liabilities, costs and/or expenses of any nature whatsoever, including without limitation attorneys’ fees, arising out of or in connection with any action taken or omitted by an Indemnified Party pursuant to authority granted by or otherwise in connection with this Agreement. Notwithstanding the foregoing, the provisions of this Section 15.2 shall not apply to (i) an Indemnified Party’s (w) breach or violation of any provision of this Agreement, (x) gross negligence or fraud, (y) unlawful acts or omissions that the Indemnified Party knew or had reasonable cause to know at the time that they occurred were clearly unlawful, or (z) willful misconduct (meaning those acts or omissions that the Indemnified Party knew or had reasonable cause to know at the time they occurred were clearly in conflict with the interests of the Company and in violation of this Agreement); or (ii) transactions or other actions for which the Indemnified Party derived an improper personal benefit (which is not to include any benefit derived from any activity otherwise authorized under this Agreement) in breach of such Indemnified Party’s duty of loyalty to the Company. The indemnification under this Section 15.2 shall continue as to an

Indemnified Party who has ceased to serve in the capacity which initially entitled such Indemnified Party to indemnification hereunder. Any indemnity under this Section 15.2 shall be paid out of, and to the extent of, Company assets only, including insurance proceeds if available.

Section 15.3 Advancement of Expenses.

All expenses reasonably incurred by an Indemnified Party in connection with a threatened or actual action or proceeding with respect to which such Person is or may be entitled to indemnification under this Article XV shall be advanced or promptly reimbursed by the Company to such Indemnified Party in advance of the final disposition of such action or proceeding upon receipt of an undertaking by such Indemnified Party or on such Indemnified Party’s behalf to repay the amount of such advances, if any, as to which such Indemnified Party is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which such Indemnified Party is entitled.

Section 15.4 Contractual Article.

The rights conferred by this Article XV are contract rights that are expressly intended to create third-party beneficiary rights of each Indemnified Party and shall not be abrogated by any amendment or repeal of this Article XV with respect to events occurring prior to such amendment or repeal. No amendment of the LLC Act, insofar as it may reduce the permissible extent of the right of indemnification of any Person under this Article XV, shall be effective as to such Person with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment, irrespective of the date of any claim or legal action in respect thereof. This Article XV shall be binding on any successor to the Company, including without limitation any Person which acquires all or substantially all of the Company’s assets.

Section 15.5 Non-Exclusivity.

The indemnification provided by this Article XV shall not be deemed exclusive of any other rights to which any Person covered hereby may be entitled other than pursuant to this Article XV. The Company is authorized to enter into agreements with any such Person providing rights to indemnification or advancement of expenses in addition to the provisions therefor in this Article XV to the fullest extent permitted by Law.

Section 15.6 Insurance.

The Company may, but need not, maintain insurance insuring the Company or Persons entitled to indemnification under this Article XV for liabilities against which they are entitled to indemnification under this Article XV or insuring such Persons for liabilities against which they are not entitled to indemnification under this Article XV. The Company shall acquire and maintain a directors and officers insurance policy on terms and conditions acceptable to the Managers.

Section 15.7 Indemnification of Employees or Agents.

The Company, by the written resolution of the Board of Managers, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which the Company may indemnify and advance expenses to a Member, Manager or Officer under this Article XV; and the Company may indemnify and advance expenses to Persons who are not or were not employees or agents of the Company, but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of such Person’s status as such a Person to the same extent that the Company may indemnify and advance expenses to a Member, Manager or Officer under this Article XV. Notwithstanding the foregoing, the Company shall not be obligated or permitted to indemnify the Management Company to the extent such indemnification would be contrary to the terms of, or would lessen or mitigate the Management Company’s liability under, the Management Agreement.

Section 15.8 Member Notification.

To the extent required by Law, any indemnification of or advance of expenses to an Indemnified Party in accordance with this Article XV shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, promptly following the date of the indemnification or advance; provided, however, that the failure to provide such notice shall not release the Company from any of its obligations under this Article XV except and only to the extent that the Company is materially and adversely prejudiced by such failure

ARTICLE XVI

DISSOLUTION, WITHDRAWAL AND WINDING UP

Section 16.1 Dissolution.

The Company shall be dissolved only upon the affirmative vote or written consent of the Members in accordance with Section 11.4, subject to, and in accordance with the terms of this Agreement and specifically Article XVIII hereof. Notwithstanding any other provision of this Agreement, the bankruptcy of a Member or any additional member shall not cause such Member or additional member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue in existence without dissolution. Notwithstanding any other provision of this Agreement, each of the Members and any additional member waives any right it might have to agree in writing to dissolve the Company upon the bankruptcy of a Member or additional member, or the occurrence of an event that causes a Member or additional member to cease to be a member of the Company.

Section 16.2 Winding up the Company.

Upon the dissolution of the Company pursuant to Section 16.1 hereof, the Company shall immediately commence to wind up the Company’s affairs and distribute the Company’s assets. The Members shall continue to share in Distributions, Profits or Losses during the period of liquidation in the same proportions as before the dissolution. The property and proceeds from liquidation of Company assets shall be applied as follows:

(a) first, to the payment of creditors of the Company, including Members who are creditors, to the extent permitted by Law;

(b) to pay the expenses of winding up the Company;

(c) to establish any reasonable reserves deemed necessary by the Board of Managers for the payment of any contingent or unforeseen liabilities or obligations of the Company and, at the expiration of such period as the Board of Managers reasonably deems advisable, the balance of such reserves will be applied and distributed pursuant to Section 16.2(d) and Section 16.2(e) hereof;

(d) to the holders of CDPQ Preferred Units pro rata in accordance with such holders’ ownership of CDPQ Preferred Units until the holders of CDPQ Preferred Units have received an aggregate amount pursuant to this Section 16.2(d) equal to the CDPQ Preferred Liquidation Amount, at which time the CDPQ Preferred Units shall no longer be deemed outstanding; and then,

(e) to the holders of Common Units pro rata in accordance with such holders’ ownership of Common Units, as adjusted in accordance with Article IV.

Section 16.3 Termination.

The dissolution of the Company under Section 16.1 of this Agreement shall be effective on the date that the event causing such dissolution occurs, but the Company shall not terminate until all of the Company’s assets have been distributed in accordance with Section 16.2 of this Agreement.

Section 16.4 Final Statement.

As soon as practicable after the dissolution of the Company under Section 16.1 of this Agreement, a final statement of the Company’s assets and liabilities shall be prepared and furnished to all Members.

Section 16.5 Articles of Dissolution.

On completion of the dissolution of the Company, the Board of Managers (or such other Person or Persons as the LLC Act may require or permit) shall file Articles of Dissolution with the Delaware Secretary of State and take such other actions as may be necessary to terminate the Company.

Section 16.6 Deficit Capital Accounts.

Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of Law to the contrary, the deficit, if any, in the Capital Account of any Member upon dissolution of the Company shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

ARTICLE XVII

ACCOUNTING, BOOKS, AND REPORTS

Section 17.1 Accounting Method.

The accounting method for both book and tax purposes shall be the accrual method, unless another permissible method is selected by the Board of Managers.

Section 17.2 Books and Records; Financial Statements.

(a) Maintenance of Books. The Board of Managers shall keep or cause to be kept books of account in which shall be entered fully and accurately in all material respects the transactions of the Company. All books and records and this Agreement and all amendments thereto shall at all times be maintained at the principal office of the Company and in accordance with the LLC Act, and each Member and its duly authorized representatives shall have access to them at such office and the right to inspect and copy them at reasonable times.

(b) Annual Financial Statements. Within 120 days after the end of each Tax Year, the Board of Managers shall cause to be prepared in accordance with GAAP and delivered to each Member, for both the Company and Greenpac Mill: a balance sheet and statements of income, cash flows, and owner’s equity (including each Member’s Capital Account balance and changes therein) as of the close of the preceding Tax Year, (the “Annual Financial Statements”), all audited by the Company’s independent auditor and, if applicable, disclosing the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year. The Annual Financial Statements shall be accompanied by management’s descriptive narrative of the results, including a comparison between the actual, projected and comparable figures for the prior year.

(c) Monthly Financial Statements. By the thirtieth (30th) day after the end of each calendar month, the Board of Managers shall cause to be prepared and delivered to each Member a copy of the Company’s internally prepared financial statements of the type provided in Section 17.2(b) for that month.

(d) Quarterly Financial Statements. By the thirtieth (30th) day after the end of each fiscal quarter, the Board of Managers shall cause to be prepared and delivered to each Member a copy of the Company’s internally prepared financial statements of the type provided in Section 17.2(b) for that quarter, together with management’s descriptive narrative of the results, including a comparison between the actual, projected and comparable figures for the prior year.

(e) Additional Notices. The Board of Managers shall cause to be delivered to each Member, as soon as practicable after receipt or delivery thereof, a copy of (i) any written notice that the Company receives or sends with respect to any default or breach, or purported default or breach, by the Company, Greenpac Member or Greenpac Mill, or any other Person, of any covenant or obligation under any material Contract to which the Company, Greenpac Member or Greenpac Mill is a party including, without limitation, the Project Debt Financing Documents, the Bridge Loan Documents, the Contribution Agreement or any Paper Supply Agreement; (ii) any written notice that the Company receives or sends with respect to any violation or alleged violation of any Law by the Company, Greenpac Member or Greenpac Mill; and (iii) any Adjustment Notice (as defined in the Paper Supply Agreements) sent or received by any Person under any Paper Supply Agreement and any related correspondence.

Section 17.3 Tax Matters.

(a) Tax Elections. Subject to Section 2.8, the Board of Managers shall make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable Law: (i) to adjust the basis of property pursuant to Sections 754, 734(b) and 743(b) of the Code, or comparable provisions of state, local, or foreign Law, in connection with Transfers of Units and Distributions; (ii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local, or foreign tax returns; and (iii) to the extent provided in Sections 6221 through 6231 of the Code and similar provisions of federal, state, local, or foreign Law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. Upon the request by any of the Members, the Board of Managers shall cause the Company to make an election pursuant to Section 754 of the Code.

(b) Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Tax Year of the Company.

(c) Tax Returns. The Board of Managers shall prepare and file, or cause to be prepared and filed, all U.S. federal, state and local and foreign partnership information and other returns.

(d) Tax and Other Information. The Board of Managers shall prepare and send, and shall use its reasonable commercial efforts to do so within one hundred twenty (120) days after the end of each Tax Year, to each Member, a statement of such Member’s allocable share of income, gains, losses, deductions and expenses of the Company for such Tax Year. The Company shall also cause to be delivered to each Member, such other information as such Member may reasonably request for the purpose of enabling it to comply with any tax reporting or tax filing requirements.

(e) Refundable Tax Credits. Notwithstanding anything else contained in this Agreement, the Board of Managers shall not and shall not cause the Company to file any tax returns, make any elections or otherwise take any actions that would adversely affect the ability of any Member (or their respective Affiliates, as applicable) to qualify for, or obtain the full benefit of the refundable tax credits pursuant to the New York State Department of Environmental Conservation’s Brownfield Cleanup Program and New York State Tax Law.

(f) Tax Matters Partner. The Board of Managers shall designate a Member to be the Company’s tax matters partner pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall have all powers and responsibilities provided in Section 6221, et seq. of the Code. The Tax Matters Member shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Member in performing those duties. The Tax Matters Member shall not compromise any dispute with the Internal Revenue Service without the approval of the Members.

ARTICLE XVIII

SPECIAL PURPOSE PROVISIONS

Section 18.1 Special Purpose Provisions. Notwithstanding any other provision of this Agreement, the following provisions of this Section 18.1 (collectively, the “Special Purpose Provisions”) shall apply for so long as any Project Debt Obligations are outstanding:

(a) The Company shall:

(i) maintain its books and records separately from any other Person;

(ii) maintain its bank accounts separately from any other Person, except as required or permitted by the Project Debt Financing Documents;

(iii) not commingle its assets with those of any other Person and shall hold all of its assets in its own name;

(iv) conduct its business in its own name;

(v) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and shall not have its assets listed on the financial statements of any other Person;

(vi) file its tax returns separately from those of any other Person, unless otherwise required by law;

(vii) pay its own liabilities and expenses only out of its own funds;

(viii) observe all limited liability company and other organizational formalities;

(ix) employ or deal with its Members or any Affiliate of any Member, to the extent it chooses to employ or deal with such Person at all, only on a fair and arms’-length basis and shall not enter into any transaction with its Members or any Affiliate of any of its Members other than on an arms’ length basis, reflecting terms and conditions no less favorable to the Members than those negotiated between unrelated parties, except those contemplated by this Agreement, the Equityholders Agreement and the Contribution Agreement;

(x) not enter into or be a party to any transaction with its Members or Affiliates thereof, or, where relevant, such Member’s or Affiliate’s members, officers, directors, shareholders, or Affiliates, as the case may be, except on terms and conditions which are fair and are no less favorable to it than would generally be obtained in a comparable arms’-length transaction with an unrelated third party;

(xi) pay the salaries of its own employees only from its own funds;

(xii) maintain a sufficient number of employees in light of its contemplated business operations;

(xiii) not assume, guarantee or become obligated for the debts of any other Person;

(xiv) not hold out its credit as being available to satisfy the obligations of any other Person;

(xv) not acquire the obligations of, or securities issued by, its Members or any Affiliate of its Members, except as specifically contemplated by this Agreement or the Equityholders Agreement;

(xvi) not make any gifts, loans, or fraudulent conveyances to any other Person or buy or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities);

(xvii) allocate fairly any overhead expenses for office space or business facilities or equipment that are shared with its Members or an Affiliate of its Members, including paying for office space and services performed by any employee of its Members or an Affiliate of its Members;

(xviii) use separate stationery, invoices, and checks bearing its own name;

(xix) not pledge its assets for the benefit of any other Person, other than as required by the Project Debt Financing Documents or the Bridge Loan Documents;

(xx) hold itself out as a separate entity;

(xxi) correct any known misunderstanding regarding its separate identity;

(xxii) act solely in its own name, through its own officials, agents or representatives where relevant;

(xxiii) not hold itself out to the public, to any creditors, or to any governmental agency as a “division” or “part” of any entity or entities, or more generally as part of a single integrated enterprise with any other entity; and

(xxiv) use its commercially reasonable efforts to maintain adequate capital in light of its contemplated business operations.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

Section 19.1 Amendment of this Agreement.

This Agreement may be amended, restated or otherwise modified only by the unanimous affirmative vote or unanimous written consent of the Members in accordance with Section 11.4 and otherwise in accordance with the Project Debt Financing Documents. Notwithstanding the foregoing, for so long as the Project Debt Obligations are outstanding, the provisions of Section 8.6 and Section 18.1 may not be amended at any time without the written consent of the Agent, on behalf of the Senior Lender.

Section 19.2 Notices.

Except as otherwise provided in this Agreement, any notices which may or are required to be given hereunder by any party to another shall be in writing, signed by an authorized Person, and sent by certified or registered mail, postage prepaid, by recognized overnight courier, by telecopier, by email or by hand delivery to the most recent addresses on file with the Company. Notices shall be deemed to have been given on the fifth business day after being so mailed, the next business day after delivery to such overnight courier, when sent by telecopier or email on the first business day after confirmed transmission or upon receipt when delivered by hand. Any Member may change such Member’s address by giving written notice to the Company in a manner conforming to the notice provisions hereof.

Section 19.3 Partition.

In consideration of the execution of this Agreement, each of the Members expressly waives its right to bring an action for the partition of the Company’s real property.

Section 19.4 Merger of Prior Agreements.

This Agreement and the Equityholders Agreement contain the sole and entire agreement and understanding of the parties with respect to its subject matter. Any and all prior or contemporaneous discussions, negotiations, commitments, and understandings relating thereto are hereby superseded by and merged into this Agreement.

Section 19.5 Governing Law.

This Agreement and the obligations of the Members hereunder shall be interpreted, construed, and enforced in accordance with the Laws of the Delaware, without reference to the principles of conflicts of Laws.

Section 19.6 Specific Performance.

Each Member agrees with the other Members that the other Members and the Company would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the non-breaching Members or the Company may be entitled, at Law or in equity, the non-breaching Members and the Company shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

Section 19.7 No Waiver.

No consent or waiver, express or implied, by any Member to, or of any breach or default by, another or the performance by another of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such Member under this Agreement. No delay on the part of any Member in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Member of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 19.8 Severability.

If any provisions of this Agreement or the application of the provisions of this Agreement to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by Law.

Section 19.9 Captions.

The captions used in this Agreement are inserted for convenience only and are not part of this Agreement.

Section 19.10 Gender and Number; Days.

The masculine, feminine, or neuter pronouns used in this Agreement shall be deemed to include the masculine, feminine, or neuter genders, as appropriate, and the singular shall be deemed to include the plural, and vice versa. All references in the Agreement to “days” shall mean calendar days, unless “business days” are otherwise specified.

Section 19.11 Further Actions.

The Members shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of the Company, to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 19.12 Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the Members and their permitted successors and permitted assigns.

Section 19.13 No Rights Created in Third Persons.

Subject to Section 4.3(d), Section 15.2, Section 15.4 and Section 15.7, this Agreement is intended solely for the benefit of the parties hereto and does not create any rights in persons not parties to this Agreement.

Section 19.14 Counterparts Execution.

This Agreement may be executed in one or more counterparts each of which, when executed and delivered, shall be an original but all of which together shall constitute one and the same agreement.

Section 19.15 Delivery by Email or Facsimile.

This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, the Members have signed this Agreement as of the date first written above.

27102009 USA, LLC

By:	/s/ Marc-André Depin
Name:	Marc-André Depin
Title:	Authorized Person

19J LLC

By:	/s/ Bruce G. Janowsky
Name:	Bruce G. Janowsky
Title:	Sole Member & President

56P LLC

By:	/s/ Joseph R. Palmeri
Name:	Joseph R. Palmeri
Title:	Sole member & President

CDPQ INVESTMENT GML INC.

By:	/s/ Alain Tremblay
Name:	Alain Tremblay
Title:	Manager

By:	/s/ Luc Houle
Name:	Luc Houle
Title:	Senior Vice-President
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